                                                                   EXHIBIT 10.40

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                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                Patriot American Hospitality Operating Company,

                      Patriot American Hospitality, Inc.,

                                      and

                            CHC International, Inc.


                        Dated as of September 30, 1997




================================================================================

                               TABLE OF CONTENTS
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ARTICLE I.   THE MERGER.......................................................2
     Section 1.01. The Merger.................................................2
     Section 1.02. Effect of the Merger.......................................2
     Section 1.03. Conversion of CHCI Shares..................................2
     Section 1.04. Pre-Closing Adjustments to Merger Consideration............4
     Section 1.06. Closing...................................................12
     Section 1.07. Effective Time............................................12
     Section 1.08. Certificate of Incorporation..............................13
     Section 1.09. By-Laws...................................................13
     Section 1.10. Directors and Officers....................................13
     Section 1.11. Surrender of Certificates and Delivery of Other Documents;
             Stock Transfer Books............................................13
     Section 1.12. Stock Options.............................................15
     Section 1.13. Withholding...............................................15

ARTICLE II.  CERTAIN OBLIGATIONS IN CONNECTION WITH THE MERGER...............15
     Section 2.01. Stockholder Indemnification Agreement.....................15
     Section 2.02. Credit Agreement..........................................15
     Section 2.03. Cash Payment Relating to Unstapling.......................16
     Section 2.04. Failure to Consummate Wyndham.............................16
     Section 2.05. Tax Gross-Up..............................................17
     Section 2.06. Redemption of OpCo Preferred Stock........................17

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CHCI..........................17
     Section 3.01. Making of Representations and Warranties; Certain
             Definitions.....................................................17
     Section 3.02. Organization and Corporate Power..........................18
     Section 3.03. Authority.................................................19
     Section 3.04. Capitalization............................................20
     Section 3.05. Subsidiaries; Investments.................................20
     Section 3.06. Financial Statements......................................21
     Section 3.07. Absence of Undisclosed Liabilities........................21
     Section 3.08. Absence of Certain Developments...........................22
     Section 3.09. Transactions with Affiliates..............................22
     Section 3.10. Interests in Real Property................................23
     Section 3.11. Personal Property.........................................27
     Section 3.12. Tax Matters...............................................28
     Section 3.13. Contracts and Commitments.................................29
     Section 3.14. Intellectual Property Rights..............................31
     Section 3.15. Permits; Compliance with Laws.............................31
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                                       (i)

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     Section 3.16. Labor Laws................................................32
     Section 3.17. Information Supplied to OpCo..............................32
     Section 3.18. Employee Benefit Programs.................................32
     Section 3.19. Environmental Matters.....................................35
     Section 3.20. Insurance.................................................35
     Section 3.21. Investment Banking; Brokerage.............................36
     Section 3.22. Litigation................................................36

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF OPCO..........................36
     Section 4.01. Making of Representations and Warranties; Certain
             Definitions.....................................................36
     Section 4.02. Organization and Corporate Power..........................36
     Section 4.03. Authority.................................................37
     Section 4.04. Investment Banking; Brokerage.............................38
     Section 4.05. Litigation................................................38
     Section 4.06. OpCo SEC Filings..........................................39
     Section 4.07. Reservation of OpCo Common Stock..........................39
     Section 4.08. Absence of Certain Developments...........................39
     Section 4.09. Related Party Transactions................................39
     Section 4.10. Information Supplied to CHCI..............................40
     Section 4.11. Tax Matters...............................................40
     Section 4.12. Net Worth.................................................40

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF REIT..........................40
     Section 5.01. Making of Representations and Warranties; Certain
             Definitions.....................................................40
     Section 5.02. Organization and Corporate Power..........................41
     Section 5.03. Authority.................................................41
     Section 5.04. Investment Banking; Brokerage.............................42
     Section 5.05. Litigation................................................42
     Section 5.06. REIT SEC Filings..........................................43
     Section 5.07. Reservation of REIT Common Stock..........................43
     Section 5.08. Absence of Certain Developments...........................43
     Section 5.09. Related Party Transactions................................43
     Section 5.10. REIT Status...............................................44
     Section 5.11. Information Supplied to CHCI..............................44

ARTICLE VI.  COVENANTS OF CHCI...............................................44
     Section 6.01. Consents and Approvals....................................44
     Section 6.02. Gaming Regulatory Filings.................................45
     Section 6.03. Conduct of Hospitality Business...........................45
     Section 6.04. Breach of Representations and Warranties..................47
     Section 6.05. Access; Confidentiality...................................47
     Section 6.06. The Spin Off..............................................48
     Section 6.07. Further Action............................................48
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                                      (ii)
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     Section 6.08.   Certain Employee Matters................................48
     Section 6.09.   Payment of Promissory Note..............................48
     Section 6.10.   Use of Brand Names......................................48

ARTICLE VII. COVENANTS OF OPCO...............................................49
     Section 7.01.   Consents and Approvals..................................49
     Section 7.02.   Publicity...............................................49
     Section 7.03.   Tax-Free Treatment......................................49
     Section 7.04.   Breach of Representations and Warranties................50
     Section 7.05.   Further Action..........................................50
     Section 7.06.   Certain Employee Matters................................50
     Section 7.07.   Permitted Investments Coverage..........................50

ARTICLE VIII. CONDITIONS.....................................................52
     Section 8.01.   Conditions to OpCo's Obligation to Effect the Merger....52
     Section 8.02.   Conditions to CHCI's Obligation to Effect the Merger....52

ARTICLE IX.  TERMINATION OF AGREEMENT........................................53
     Section 9.01.   Termination.............................................53
     Section 9.02.   Effect of Termination...................................53
     Section 9.03.   Asset Sale..............................................53

ARTICLE X.   SURVIVAL; INDEMNIFICATION.......................................54
     Section 10.01.  Survival of Representations, Warranties, Etc............54
     Section 10.02.  Survival of Certain Provisions..........................54

ARTICLE XI.  CERTAIN TAX MATTERS.............................................54
     Section 11.01.  Defined Terms...........................................54
     Section 11.02.  Tax Sharing Agreement...................................55
     Section 11.03.  Computation of Taxes....................................55

ARTICLE XII. MISCELLANEOUS...................................................55
     Section 12.01.  Law Governing...........................................55
     Section 12.02.  Notices.................................................55
     Section 12.03.  Prior Agreements Superseded.............................56
     Section 12.04.  Assignability...........................................56
     Section 12.05.  Fees and Expenses.......................................56
     Section 12.06.  Captions and Gender.....................................57
     Section 12.07.  Execution in Counterparts...............................57
     Section 12.08.  Certain Remedies; Severability..........................57
     Section 12.09.  Amendments; Waivers.....................................57
     Section 12.10.  Schedules...............................................58
     Section 12.11.  Certain Definitions.....................................58
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                                     (iii)

SCHEDULES AND EXHIBITS
----------------------


Schedule A            -   Stockholders
Schedule 1.04(a)      -   Phase I Hospitality Assets and Liabilities
Schedule 1.04(c)      -   Management Contracts
Schedule 1.05(a)      -   Existing Third Party Management Contracts/Qualified
                          Third Party Management Contracts
Schedule 1.05(b)(i)   -   Existing GAH-II Management Contracts/Qualified GAH-II
                          Management Contracts
Schedule 1.05(b)(ii)  -   Pending Management Contracts
Schedule 1.10(a)      -   Directors
Schedule 1.10(b)      -   Officers
Schedule 9.03         -   Leasehold Agreements

Exhibit A             -   Reorganization Agreement
Exhibit B             -   Spin Off Term Sheet
Exhibit C             -   Form of Certificate of Designations
Exhibit D             -   Form of Articles of Merger
Exhibit E             -   Form of Certificate of Merger
Exhibit F             -   Form of Lock-Up Agreement
Exhibit G             -   Form of Investor Representation Letter
Exhibit H             -   Form of Stockholder Indemnification Agreement
Exhibit I             -   Employment Matters Term Sheet
Exhibit J             -   Business Activities
Exhibit K             -   Term Sheet for Registration Rights Agreement
Exhibit L             -   Form of Opinion of Counsel to OpCo
Exhibit M             -   Form of Tax Sharing Agreement

                                     (iv)

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 30, 1997 (the "Agreement"), by and among Patriot American Hospitality Operating Company, a Delaware corporation ("OpCo"), Patriot American Hospitality, Inc., a Delaware corporation which operates as a real estate investment trust ("REIT"), and CHC International, Inc., a Florida corporation ("CHCI").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, subject to certain approvals, including but not limited to approvals by certain appropriate governmental gaming regulatory authorities, prior to the Closing (as defined in Section 1.06) CHCI intends (a) to effect a contribution (the "Contribution") of its gaming business (the "Gaming Business") to a wholly owned subsidiary of CHCI ("Gaming Spinco") while retaining the Hospitality Business (as hereinafter defined) and (b) to distribute all of the stock of Gaming Spinco to stockholders of CHCI (the "Spin Off"), all as described more fully in that certain Reorganization Agreement by and between CHCI and Gaming Spinco in substantially the form attached hereto as Exhibit A,
                                                                    ---------
with such changes to the Reorganization Agreement (including such updated schedules thereto as may be necessary based on facts and circumstances existing at the time of the Spin Off) as are permitted under Section 6.07 (the "Reorganization Agreement"), and the Spin Off Term Sheet attached hereto as Exhibit B;
---------
     WHEREAS, for the purposes of this Agreement, the "Hospitality Assets" shall mean those assets listed on Annex A to the Spin Off Term Sheet, "Hospitality Business" shall mean the business conducted with the Hospitality Assets and "Post-September 1 Hospitality Business" shall mean the Hospitality Business conducted from and after September 1, 1997;

     WHEREAS, subsequent to the Spin Off, OpCo and CHCI desire to effect the merger of CHCI with and into OpCo (the "Merger"), in accordance with this Agreement and the laws of the State of Delaware and the State of Florida such that, upon consummation of the Merger, OpCo will survive the Merger and CHCI will cease to exist;

     WHEREAS, the parties hereto intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Contribution and the Spin Off qualify as transactions described in Sections 351 and 355 of the Code, respectively, and/or as "reorganizations" within the meaning of Section 368(a) of the Code;

     WHEREAS, the stockholders and option holders of CHCI listed on Schedule A
                                                                    ----------
hereto (collectively, the "Stockholders") shall be entitled to receive consideration from OpCo in connection with the Merger as hereinafter set forth; and

     WHEREAS, the respective Boards of Directors of OpCo and CHCI have each approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.   THE MERGER.
---------    ----------

     Section 1.01.  The Merger.  At the Effective Time (as defined in Section
     ------------   ----------
1.07) and subject to the terms and conditions hereof and the provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and the Florida Business Corporation Act, as amended (the "FBCA"), and in reliance on the representations, warranties and covenants herein set forth, CHCI will be merged with and into OpCo in accordance with the DGCL, the FBCA and this Agreement, whereupon the separate existence of CHCI shall cease and OpCo shall continue as the surviving corporation (the "Surviving Corporation"). OpCo and CHCI are sometimes hereinafter referred to collectively as the "Constituent Corporations."

     Section 1.02.  Effect of the Merger.  The separate corporate existence of
     ------------   --------------------
OpCo, as the Surviving Corporation, shall continue unimpaired by the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises and be subject to all of the restrictions, disabilities and duties of the Constituent Corporations, all as provided under the DGCL. The Surviving Corporation shall, except as otherwise specifically provided herein, succeed to all the properties and assets of the Constituent Corporations and to all debts, choses in action and other interests of, due to or belonging to the Constituent Corporations with the effect and as more fully set forth in Section 259(a) of the DGCL.

     Section 1.03.  Conversion of CHCI Shares.
     ------------   -------------------------

           (a)   Conversion of CHCI Shares. At the Effective Time, by virtue of
                 -------------------------
the Merger and without any action on the part of OpCo or CHCI, each share of common stock, par value $.005 per share, of CHCI (the "CHCI Shares") issued and outstanding immediately prior to the Effective Time and each Option Interest (as defined in Section 1.12), shall automatically be converted into the right to receive the number of shares of preferred stock, par value $.01 per share of OpCo (the "OpCo Preferred Stock") equal to the sum of:

                 (i) the quotient of (A) the quotient of (x) $97.2 million (the "Aggregate Consideration"), divided by (y) $23.25 (such quotient shall hereinafter be referred to as the "Initial Number of OpCo Shares"), divided by (B) the sum of (x) the total number of issued and outstanding CHCI Shares immediately prior to the Effective Time and (y) the total number of Option Interests, and

                 (ii)  the quotient of (A) the quotient of (x) the product of
     (I) the Initial Number of OpCo Shares, multiplied by (II) a number, expressed as a decimal, equal to the dividend that a holder of a Paired Share (as defined in Section 1.03(b)) would be entitled to receive assuming such holder owns such Paired Share for the period from the date of this Agreement until the earlier of the Effective Time or June 30, 1998, divided by (y) the Current Market Price (as defined in the Certificate of Designations referred to below) of a Paired Share at each dividend payment record date occurring during such period (with respect to the amount of dividend which would have been received under clause (x) above on such record date), divided by (B) the sum described in Section 1.03(a)(i)(B).

     The payments reflected in this Section 1.03(a) are all intended by the parties to constitute consideration for the CHCI Shares and Option Interests surrendered in the Merger. The aggregate number of shares of OpCo Preferred Stock that each Stockholder shall have the right to receive pursuant to this Agreement shall consist of, to the extent possible, an equal number of shares of Series A Redeemable Convertible Preferred Stock, par value $.01 per share, of OpCo (the "Series A Preferred Stock"), and Series B Redeemable Convertible Preferred Stock, par value $.01 per share, of OpCo (the "Series B Preferred Stock"); provided that if a Stockholder receives cash pursuant to this Agreement, such Stockholder must (after giving effect to such substitution of cash for OpCo Preferred Stock) receive a sufficient number of shares of Series B Preferred Stock to constitute at least 50% of the total consideration received by such Stockholder under this Agreement (valuing the Series B Preferred Stock for this purpose at the Current Market Price at that time). In the event that one share remains unallocated, then such share shall be designated as a share of Series B Preferred Stock.

     A Certificate of Designations relating to the Series A Preferred Stock and the Series B Preferred Stock, in substantially the form attached hereto as Exhibit C (the "Certificate of Designations"), shall be filed with the Secretary
---------
of State of the State of Delaware prior to the Closing. The Certificate of Designations shall govern the rights, privileges and preferences of the holders of the Series A Preferred Stock and the Series B Preferred Stock only upon the issuance of such shares at the Effective Time.

                  (b) Automatic Adjustment for a Stock Event. Notwithstanding
                      --------------------------------------
the foregoing, if between the date of this Agreement and the Closing Date (A) the outstanding CHCI Shares are changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (a "Stock Event") or (B) the outstanding Paired Shares are changed into a different number of shares or a different class or series, by reason of a Stock Event, then the number of shares of OpCo Preferred Stock into which each CHCI Share shall be converted pursuant to Section 1.03(a) above shall be correspondingly and proportionately adjusted to reflect such Stock Event relating to the CHCI Shares or Paired Shares, as the case may be. For purposes of this Agreement, the term "Paired Share" shall mean one share of common stock, par value $.01 per share, of OpCo (the "OpCo Common Stock") and one share of common stock, par value $.01 per share, of REIT, paired and transferable and traded only in combination as a single unit on the New York Stock Exchange (the "NYSE").

                  (c) Budget Earnout Shares. On the date of this Agreement, CHCI
                      ---------------------
shall deliver an annualized schedule of expenses of the Post-September 1 Hospitality Business included as Section 1.03 to the Disclosure Schedule (as hereinafter defined) (the "Expense Elimination Schedule"), $900,000 (annualized) of which are expected to be eliminated as of or prior to the Closing Date. On the Closing Date, CHCI shall deliver a certificate to OpCo which shall set forth CHCI's calculation of annualized expenses of the Post-September 1 Hospitality Business set forth on the Expense Elimination Schedule actually eliminated as of or prior to the Closing Date (the "Final Elimination Amount"). In the event that the Final Elimination Amount is at least equal to $900,000, then the Surviving Corporation shall issue to the Stockholders at the Closing an additional 215,054 shares of OpCo Preferred Stock; or if such Final Elimination Amount is less than $900,000, then the Surviving Corporation shall issue to the Stockholders at the Closing that number of shares of OpCo Preferred Stock which is equal to the product of (A) 215,054 and (B) a fraction, the numerator of which is the Final Elimination Amount and the denominator of which is 900,000 (in either case, such shares of OpCo Preferred Stock are referred to as the "1997 Budget Shares"). In addition, the Surviving Corporation shall issue to the Stockholders at the Closing shares of OpCo Preferred Stock equal to the quotient of (x) the product of (a) the 1997 Budget Shares and (b) the amount of dividends that a holder of a Paired Share would be entitled to receive assuming such holder owns such Paired Share for the period from the date of this Agreement until the earlier of the Effective Time or June 30, 1998, divided by (y) the Current Market Price of a Paired Share at each dividend payment record date occurring during such period with respect to the amount of dividend that would have been received under clause (x) above on such record date. OpCo shall issue all such shares pursuant to this Section 1.03(c) to the Stockholders pro rata on the basis of their respective interests in the CHCI Shares and Option Interests, all as indicated on Schedule A.
   ----------

         Section 1.04.  Pre-Closing Adjustments to Merger Consideration.
         ------------   -----------------------------------------------

                  (a)   Adjustments for Certain Liabilities. On or prior to the
                        -----------------------------------
date of this Agreement, CHCI shall have delivered to OpCo a schedule of assets and liabilities relating to the Hospitality Business as of August 31, 1997 which is attached hereto as Schedule 1.04(a) (the "Phase I Hospitality Assets and
                      ----------------
Liabilities Schedule"). The Phase I Hospitality Assets and Liabilities Schedule shall set forth the assets and the liabilities of the Hospitality Business in such detail reasonably necessary for OpCo to review the particular nature of certain assets and liabilities and shall provide line items for specific categories of long term assets and liabilities and short term assets and liabilities and other relevant categories.

         CHCI agrees that, except as set forth in the Schedule of Assumed Assets and Liabilities included with the Phase I Hospitality Assets and Liabilities Schedule, (i) none of the assets set forth in the Phase I Hospitality Assets and Liabilities Schedule other than the Hospitality Assets (to the extent Hospitality Assets are listed on such Schedule) shall be included in the Post-September 1 Hospitality Business, and (ii) all liabilities of CHCI for and as of any period on or prior to August 31, 1997, including, without limitation, the liabilities listed on the Phase I Hospitality Assets and Liabilities Schedule, shall be paid, discharged or assumed by Gaming Spinco (or paid or discharged only from the assets listed on the Phase I Hospitality Assets and Liabilities Schedule or other assets available to CHCI), provided that no Post-September 1

Hospitality Revenues (as hereinafter defined) may be used for this purpose. "Post-September 1 Hospitality Revenues" shall mean all earnings or cash, earned or accrued, attributable to or derived from the Post-September 1 Hospitality Business; provided that Post-September 1 Hospitality Revenues shall not include payments received by CHCI after September 1, 1997 in respect of deferred fees up to an aggregate of $2,000,000 relating to the Sheraton Grand Westshore Hotel. CHCI further agrees that the Post-September 1 Hospitality Business shall include only those liabilities of CHCI and its subsidiaries set forth on the Schedule of Assumed Assets and Liabilities and shall not include any liabilities of CHCI and its subsidiaries for that portion of any bonus or incentive payment attributable to or accrued for any period prior to September 1, 1997, severance payments or unfunded deferred compensation obligations payable to employees of CHCI or any subsidiary of CHCI.

         On the Closing Date, the chief financial officer of CHCI shall certify that the most recently available monthly statement of assets and liabilities relating to the Hospitality Business delivered pursuant to Section 6.03(i) (the "Phase II Hospitality Assets and Liabilities Schedule") (i) was prepared in accordance with the books and records of CHCI and the CHCI Subsidiaries, (ii) accurately reflects the items shown thereon as of the date thereof and (iii) such officer is not aware of any material change in any of the items listed thereon during the period from the date of such monthly statement through the Closing Date (the "Stub Period"), or if there are any such material changes, to disclose such changes with reasonable specificity and to so certify such changes. If any item of liability shown on the Phase II Hospitality Assets and Liabilities Schedule is an Unassumed Liability (as hereinafter defined), then the Initial Number of OpCo Shares shall be recalculated pursuant to Section 1.03(a) as of the Effective Time based on a reduction in the Aggregate Consideration by an amount equal to the aggregate amount of all Unassumed Liabilities. "Unassumed Liabilities" shall mean all liabilities of CHCI and the CHCI Subsidiaries, other than liabilities incurred in the ordinary course of the business of the Post-September 1 Hospitality Business, or liabilities paid, discharged or assumed by Gaming Spinco or paid or discharged from funds other than Post-September 1 Hospitality Revenues or incurred at the request or direction of OpCo.

         In addition, in the event that aggregate Net Working Capital (as hereinafter defined) for the Duke Lease (as hereinafter defined) and the leasehold interests held by CHC Lease Partners as reflected on the Phase II Hospitality Assets and Liabilities Schedule is less than zero, then the Initial Number of OpCo Shares shall be reduced at the Closing by an amount equal to the quotient of (i) the amount by which such aggregate Net Working Capital is less than zero and (ii) the Current Market Price of a Paired Share on the Closing Date. If such aggregate Net Working Capital is a positive number, OpCo shall deliver to the Stockholders, pro rata in accordance with their interests set forth on Schedule A, the number of shares of OpCo Preferred Stock equal to the quotient of (i) the amount of such positive aggregate Net Working Capital and
(ii) the Current Market Price of a Paired Share on the Closing Date. Net Working Capital with respect to a leasehold interest shall mean total current assets minus total current liabilities with respect to such leasehold, determined in accordance with generally accepted accounting principles consistently applied, except that with respect to all leasehold interests other than the Duke Lease, current assets shall not include any inventory.

                  (b) Adjustment for Increased Expenses of the Hospitality
                      ----------------------------------------------------
Business. On the Closing Date, CHCI shall deliver to OpCo a statement of accrued
--------
operating expenses of CHCI and the CHCI Subsidiaries relating to the Post-September 1 Hospitality Business for the period between the date of this Agreement and the date of the most recently available monthly statement of assets and liabilities delivered under Section 6.03(i), prepared in accordance with the books and records of CHCI and past accounting practices used by CHCI (the "Operating Expenses"). In the event that the Operating Expenses (except for expenses paid, discharged or assumed by Spinco or paid or discharged from funds other than Post-September 1 Hospitality Revenues) exceed the Estimated Expenses (as defined below), then the Initial Number of OpCo Shares shall be then recalculated pursuant to Section 1.03(a) as of the Effective Time based on a reduction in the Aggregate Consideration by an amount equal to such difference (the "Excess Expenses"). The "Estimated Expenses" for any period means the total of the estimated expenses of CHCI and the CHCI Subsidiaries (as hereinafter defined) relating to the operations of the Post-September 1 Hospitality Business for such period calculated at the rate of $249,715 per month for the months of September, October and November 1997 and $242,127 per month beginning in December 1997.

                  (c) Adjustments for Loss of Management Contracts. In the event
                      --------------------------------------------
that any management contract listed on Schedule 1.04(c) hereto (the "Management Contracts"), has been terminated, or, to the knowledge of CHCI, is at the Closing Date subject to an expectation of premature termination or an intention to terminate prematurely, or cannot, for any reason, including the failure of CHCI to obtain a third party consent, be transferred to OpCo in connection with the Merger (collectively, the "Terminated Contracts"), then the Initial Number of OpCo Shares shall be then recalculated pursuant to Section 1.03(a) as of the Effective Time based on a reduction in the Aggregate Consideration as provided in this Section 1.04(c). The Aggregate Consideration shall be reduced by the product of (i) 9.0 and (ii) 70% of the management fee revenue received during the twelve full months preceding the date of termination with respect to any such Terminated Contract, except that with respect to any Management Contract for which management fee revenues thereunder were reduced in connection with the obtaining of the consent relating to the Merger, the Aggregate Consideration shall be reduced by the product of (i) 9.0 and (ii) 70% of the annualized amount of such reduction in management fee revenues. In the event of any reductions in the Aggregate Consideration under this Section 1.04(c) as a result of Terminated Contracts, CHCI may substitute management contracts for the Park Central Hotel, New York and the Pittsburgh Sheraton Station Square Hotel for such Terminated Contracts to replace up to the amount of any such reductions, with any changes to be reflected on a revised Schedule 1.04(c). In no event shall the Aggregate
                             ----------------
Consideration be reduced by more than $8.0 million pursuant to this Section 1.04(c). This Section 1.04(c) shall apply only to Management Contracts with parties other than OpCo or its affiliates and shall not apply to any termination of (i) a Management Contract resulting principally from willful or intentional misconduct of OpCo or its agents, (ii) a Management Contract following a sale by REIT or any of its subsidiaries of the hotel related to such Management Contract or (iii) a Management Contract for which no consent was required for its transfer to OpCo hereunder, where such termination is for cause as provided in such Management Contract and such cause is attributable to acts of OpCo.

                  (d) Adjustment for Holiday Inn North Dallas. In the event that
                      ---------------------------------------
CHCI fails to deliver the Holiday Inn North Dallas leasehold agreement unencumbered by any management contract, then the Initial Number of OpCo Shares shall be recalculated pursuant to Section 1.03(a) as of the Effective Time based on a reduction in the Aggregate Consideration by an amount equal to $734,461.

                  (e) Spin Off Tax Liability. The Tax Liability for the
                      ----------------------
Distribution ("311 Liability" or "Spin Off Tax Liability") shall be calculated in accordance with the following procedures:

                      (i) Forty-five days prior to the expected Closing Date, Price Waterhouse LLP ("PW") shall make an estimate of the fair market value of the Gaming Spinco Group (as defined in Section 11.01) as of the date of the Distribution, taking into account in the valuation the best estimate of such group's share of the expenses attributable to the transactions contemplated by this Agreement.

                      (ii) PW shall estimate the tax items of CHCI which are available to reduce such liability (including operating losses, net operating and capital loss carryovers) (collectively, the "Tax Attributes"). The Tax Attributes shall be calculated without taking into account the operations of the Hospitality Business for periods after September 1, 1997.

                      (iii) PW shall then subtract from (A) the sum of (w) the estimated value of the Gaming Spinco Group and (x) the amount of any other gain or income recognized by CHCI Group and Gaming Spinco as a result of the Distribution (B) the sum of (y) CHCI's adjusted tax basis in the stock of Gaming Spinco at such time and (z) the Tax Attributes. It shall then multiply such remainder by the applicable Federal, state, foreign and local tax rates applicable to income of CHCI, and the product shall be the tentative 311 Liability.

                      (iv) The foregoing calculation shall be submitted in writing by PW (the "PW Report") to OpCo. OpCo shall then have the opportunity to review the determination of the tentative 311 Liability.

                      (v) Within fifteen business days of the receipt of the PW Report, OpCo shall notify CHCI as to whether it accepts or disputes the tentative 311 Liability reflected in the PW Report. OpCo must make such determination in good faith.

                      (vi) If the tentative 311 Liability is acceptable to OpCo, it shall be deemed to be the 311 Liability.

                      (vii) If OpCo disputes the tentative 311 Liability, it shall state its specific objections in its notice, which objections must be made in good faith. If the parties and their respective advisors cannot resolve the objections of OpCo, then the PW

         Report must be submitted to a nationally recognized accounting firm acceptable to both OpCo and CHCI. Such firm shall then submit its determination of the 311 Liability, which determination will be binding on both parties.

         At the Closing, the Initial Number of OpCo Shares shall be reduced by the number of shares of OpCo Preferred Stock equal to the quotient of (i) the 311 Liability and (ii) the Current Market Price of a Paired Share at the Closing Date.

                  (f) No Duplicative Adjustments. If and to the extent that an
                      --------------------------
adjustment to the Aggregate Consideration is made under any provision of this
Section 1.04 by reason of a fact, circumstance or event which may also give rise to a further adjustment under another provision of this Section 1.04, the net effect of any prior adjustment shall be taken into account in determining the amount of any further adjustments so as to avoid any duplicative adjustments.

         Section 1.05. Management Contract Earnout Payments. As additional
         ------------  ------------------------------------
consideration for the Merger, the Surviving Corporation shall, to the extent applicable, make a contingent payment (each a "Contingent Payment") with respect to each Pending Management Contract (as hereinafter defined) as set forth below to the Stockholders pro rata on the basis of their respective interests in the CHCI Shares and Option Interests, all as indicated on Schedule A which sets
                                                      ----------
forth opposite each Stockholder's name such Stockholder's aggregate percentage interest in each Contingent Payment.

                  (a) Three Year Earndown Calculation. If as of the third
                      -------------------------------
anniversary of the Closing Date (the "Third Anniversary") any of the management contracts listed on Schedule 1.05(a) attached hereto has been canceled or
                    ----------------
otherwise terminated for any reason other than a termination resulting from a default by the manager after the date hereof or the sale of a hotel by or to REIT OP (as hereinafter defined) or any affiliate of REIT OP and other than a termination prior to the Closing for which ann adjustment was made pursuant to
Section 1.04 (any such cancelled or terminated contract is a "Terminated Contract"), then the amount, if any, by which (i) the percentage set forth on
Schedule 1.05(a) for such Terminated Contract (i.e. 35% or 70%) of the gross
----------------
hotel management fees (which term shall for all purposes of this Section 1.05 be deemed to include any fees payable for accounting, regular ongoing purchasing or other regular ongoing services rendered by the manager or an affiliate of the manager and any tradename license fees if such management contract includes a license agreement and provides for a licensing fee therefor) accrued and payable under such Terminated Contract with respect to the twelve (12) month period immediately preceding such termination exceeds (ii) a percentage equal to the Applicable Substituted Contract Percentage (as hereinafter defined) of the annualized gross hotel management fees accrued and payable to the Surviving Corporation or any affiliate of the Surviving Corporation under any Substituted Management Contracts (as hereinafter defined), with respect to the initial twelve (12) months thereof, multiplied by 6.0 shall constitute the "3 Year Earndown." The Applicable Substituted Contract Percentage shall equal 70% unless any of the Alibhai Family Group (as hereinafter defined) is also a beneficial owner of the hotel which is the subject of a Substituted Management Contract, in which case the

Applicable Substituted Contract Percentage shall be the product of 70 and a fraction, the numerator of which is the aggregate percentage beneficial ownership of the Stockholders Group (as hereinafter defined) in such hotel and the denominator of which is the sum of the aggregate percentage beneficial ownership of the Alibhai Family Group (as hereinafter defined) and the aggregate percentage beneficial ownership of the Stockholders Group in such hotel. The Applicable Substituted Contract Percentage shall be provided by the Stockholders to OpCo upon the execution of a Substituted Management Contract, together with documents reasonably supporting the calculation thereof in accordance with the foregoing. The 3 Year Earndown shall be applied against and reduce Contingent Payments as set forth below. For the purposes of this Section 1.05, management fees shall be deemed to be "accrued and payable" with respect to a period notwithstanding that they are not actually paid during such period only to the extent such fees are booked as income of the manager under accrual basis generally accepted accounting principles, but in any event excluding fees deferred or subordinated to debt service or returns to the hotel owner or lessee except to the extent such deferred or subordinated fees are actually paid or all conditions set forth in the applicable management contract for the payment of such deferred or subordinated fees have been fully satisfied and such fees are to be paid in the ordinary course (A) in the case of a Substituted Management Contract or a Terminated Contract, on or before the Third Anniversary or (B) in the case of a Pending Management Contract, on or before the Fifth Anniversary.

                  (b) Contingent Payments. Subject to reduction by the amount of
                      -------------------
any PAH Participation Adjustment or 3 Year Earndown as provided below, the Contingent Payment on each Pending Management Contract shall be calculated and paid at such time as the hotel which is the subject of such Pending Management Contract has been open for business for twenty-four (24) months, but not earlier than the Third Anniversary nor later than the Fifth Anniversary except as otherwise provided below, and shall be equal to (i) the percentage set forth in
Schedule 1.05(b)(i) for such Pending Management Contract of the annualized hotel
-------------------
management fees accrued and payable to OpCo or any affiliate of OpCo, as manager, under such Pending Management Contract for the second full year of operations thereof multiplied by (ii) either (A) 7.0, if the terms of the applicable Pending Management Contract provide that it cannot be terminated by any party other than the manager for a period of at least 10 but less than 15 years from the date when normal operations and payments to the manager begin to accrue thereunder, or (B) 9.0, if the terms of the applicable Pending Management Contract provide that it cannot be terminated by any party other than the manager for a period of at least 15 years from the date when normal operations and payments to the manager begin to accrue thereunder (for all purposes of this
Section 1.05, "normal operation" will be deemed to begin when the applicable hotel opens for business if there is no so-called "soft opening" and otherwise upon conclusion of a reasonable soft opening period); provided, however, that,
                                                      --------  -------
notwithstanding the foregoing, if, as of the Fifth Anniversary, a hotel which is the subject of a Pending Management Contract is open for business but has not been open for business for the twenty-four (24) month period immediately preceding the Fifth Anniversary, then the Contingent Payment shall be calculated as of the date on which such hotel has been open for business for twenty-four
(24) months and paid as provided below. A Pending Management Contract shall be deemed not to be subject to termination by any party other than the manager if it can only be terminated by such other party

(A) for default by the manager, (B) except as otherwise provided below with respect to a Pending Management Contract on the Grand Bay Philadelphia, as a result of the sale of the applicable hotel to a third party other than REIT or any affiliate of REIT as long as the manager receives a termination fee as a result of such sale in an amount at least equal to the Minimum Termination Fee Amount (as defined below), (C) as a result of the sale of the applicable hotel to a governmental authority pursuant to condemnation or as a result of the sale of the applicable hotel pursuant to foreclosure (or deed in lieu of foreclosure), (D) as a result of a casualty to the applicable hotel, or (E) as a result of the failure of the manager to meet reasonable performance criteria specified in such Pending Management Contract. Notwithstanding the foregoing, the Partnership agrees that a management contract on the hotel property to be known as the Grand Bay Philadelphia shall not be disqualified as a Pending Management Contract solely by reason of its failure to include a termination fee on sale at least equal to the Minimum Termination Fee Amount as long as (x) such termination fee on sale is at least equal to the termination fee set forth on
Schedule 1.05(b)(ii) hereto and (y) it is agreed that the 7.0 multiple set forth
--------------------
in clause (ii)(A) above applies notwithstanding the term of such management contract as long as such term is at least ten (10) years. If at any time the Management Contract for the Philadelphia Grand Bay is amended to provide for a termination fee on sale at least equal to the Minimum Termination Fee, then the
9.0 multiple set forth in clause (ii)(B) shall apply as long as the term of such management contract is at least fifteen (15) years from the date on which normal operations and payments to the manager begin (or began) to accrue thereunder, and an additional Contingent Payment (calculated as herein provided) in respect of the additional 2.0 multiple shall be due to the Stockholders within ten (10) business days after OpCo receives notice of such amendment to such management contract together with a copy of such amendment, consistent with the remaining provisions of this Section 1.05.

         If a Contingent Payment, less the 3 Year Earndown (or by the unapplied portion of the 3 Year Earndown if portions of the 3 Year Earndown have previously been applied against Contingent Payments) and any applicable PAH Participation Adjustment, is a positive number, the Surviving Corporation shall pay to the Stockholders in accordance with the penultimate paragraph of Section 1.03(a), their proportionate shares of the Contingent Payment within ten (10) business days after the determination thereof in an aggregate number of shares of OpCo Preferred Stock equal to the amount of the Contingent Payment divided by the Current Market Price of a Paired Share as of the date of such determination. Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate Contingent Payments exceed $18,000,000.

                  (c)      Other Definitions.
                           -----------------

                           (i) "Pending Management Contracts" means management
                  contracts that are entered into by OpCo or any affiliate of OpCo, as manager, for the hotels listed on Schedule 1.05(b)(i)
                                                             -------------------
                  attached hereto, for which (A) the terms thereof provide that such management contracts cannot be terminated by any party other than the manager (as more fully set forth above) for a period of at least 10 years from the date when normal operations and accrual of payments to the manager begin thereunder, (B) the hotels which are the subject of such management contracts begin normal operations and management fees payable to the manager begin to accrue on or before the Fifth Anniversary and (C) such management contracts are otherwise reasonably satisfactory to OpCo (it being agreed that if OpCo or any affiliate of OpCo enters into a management contract with respect to any such hotel as manager, such management contract shall be deemed to be "otherwise reasonably satisfactory to OpCo" for the purposes of this clause (C)).

                                 (ii) "PAH Participation Adjustment" shall mean
                  a decrease in the Contingent Payment to be effected by subtracting therefrom an amount equal to the product of (A) the amount of the Contingent Payment otherwise determined and
                  (B) a fraction, the numerator of which is the aggregate investment made by REIT, OpCo or any affiliate of REIT or OpCo (collectively, the "PAH Group") directly or indirectly in the Pending Management Contracts (including, without limitation, payment or reimbursement of any termination fees paid to a prior manager) or in the hotel property that is the subject of such Pending Management Contract, and the denominator of which is the aggregate investment on account thereof made by the PAH Group, the Stockholders and the Alibhai Family Group (and for the purpose of this paragraph, none of the parties included in the denominator other than the PAH Group will be considered to be an affiliate of the PAH Group).

                           (iii) "Minimum Termination Fee Amount" means an
                  amount equal to the discounted present value of a stream of monthly cash flows each equal to one twelfth (1/12th) of the total management fees (including base fees and, if (and only to the extent) a multiple of incentive fees was included in the calculation of the applicable Contingent Payment, incentive fees, but excluding reimbursements of costs or expenses) accrued and payable under the applicable Pending Management Contract with respect to the twelve (12) month period immediately preceding the termination of such Pending Management Contract for a period (the "Calculation Period") beginning on the Termination Date and ending on that date which is twenty-four (24) months prior to the originally scheduled expiration of the term of such Pending Management Contract appropriately prorated for partial months, using an annual discount rate of eleven percent (11%); provided,
                                                                --------
                  however, that if at the time of the termination of the Pending
                  -------
                  Management Contract the remaining term thereof is less than thirty-six (36) months, then the Calculation Period shall be equal to fifty percent (50%) of such remaining term.

                           (iv) "Substituted Management Contract" means any management contract entered into after the date of this Agreement between OpCo or an affiliate of OpCo, as manager, and a hotel owner which is at least 30% beneficially owned by the Stockholders Group (but not including any Pending Management Contract or any extension or renewal of any existing management contract under which OpCo, an affiliate of OpCo, CHCI or any CHCI Subsidiary (as hereinafter defined) or GAH-II, L.P. is the manager), for which (A) the hotel which is the subject of such Substituted Management Contract is in normal operations and the management fees payable to the manager begin to accrue on or before the before the Third Anniversary, (B) such Substituted Management Contract is on economic terms substantially similar to the economic terms of the Terminated Contracts and (C) such Substituted Management Contract is otherwise reasonably satisfactory to OpCo (it being agreed that if OpCo or any affiliate of OpCo enters into any such management contract, such management contract shall be deemed to be "otherwise reasonably satisfactory to OpCo" for the purposes of this clause (D)).

                           (v) "Alibhai Family Group" means Karim Alibhai, his parents, uncles and aunts, siblings and the children of any of them or entities beneficially owned and effectively controlled by any of them.

                           (vi) "Stockholders Group" means Sherwood M. Weiser,
                  Donald E. Lefton, W. Peter Temling, Thomas Hewitt, Peter Sibley and Robert Sturgis or entities beneficially owned and effectively controlled by any of them.

         Section 1.06. Closing. The transactions contemplated by this Agreement
         ------------  -------
shall be consummated at a closing (the "Closing") which will take place at the offices of Goodwin, Procter & Hoar LLP, 53 State Street, Exchange Place, Boston, Massachusetts, on the tenth (10th) business day (or such earlier day as shall be agreed upon by the parties, which agreement shall not be unreasonably withheld) after the day on which all of the conditions to the Closing set forth in Article VIII (other than conditions to be satisfied at the Closing which shall be satisfied or waived as of the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the Closing Date; provided, however, that the conditions in Sections 8.01(a) and 8.02(b) cannot be waived by OpCo or CHCI, respectively; provided further, that in no event shall the Closing take place prior to January 1, 1998 without the prior written consent of OpCo.

         Section 1.07. Effective Time. Subject to the terms and conditions
         ------------  --------------
hereof, on the Closing Date, CHCI and OpCo shall file (a) Articles of Merger (the "Articles of Merger") in the form attached hereto as Exhibit D with the
                                                          ---------
Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and (b) a Certificate of Merger (the "Certificate of Merger") in the form attached hereto as Exhibit E with the Secretary of State of
                                        ---------
the State of Delaware in accordance with the relevant provisions of the DGCL. A form of the Certificate of Merger and a form of the Certificate of Designations shall be precleared with the Secretary of State of the State of Delaware prior to the Closing Date and a form of the Articles of Merger to the extent practicable, shall be precleared with the Secretary of State of the State of Florida prior to the Closing Date. The Merger shall be effective at such time as provided in the Certificate of Merger (the "Effective Time") but in no event later than the Termination Date (as hereinafter defined).

         Section 1.08. Certificate of Incorporation. The Amended and Restated
         ------------  ----------------------------
Certificate of Incorporation of OpCo (the "Certificate of Incorporation") in effect immediately prior to the Effective Time, as amended by (i) the Certificate of Designations and (ii) the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

         Section 1.09. By-Laws. The Amended and Restated By-Laws of OpCo (the
         ------------  -------
"By-laws") in effect as of the Effective Time shall from and after the Effective Time be the By-Laws of the Surviving Corporation until amended in accordance with applicable law or such By-Laws.

         Section 1.10. Directors and Officers.
         ------------  ----------------------

                  (a)  Directors. At the Effective Time, each Person (as
                       ---------
hereinafter defined) listed on Schedule 1.10(a) hereto shall be a director of
                               ----------------
the Surviving Corporation.

                  (b)  Officers. At the Effective Time, each Person listed on
                       --------
Schedule 1.10(b) hereto shall be an officer of the Surviving Corporation with
----------------
the title or titles set forth across such Person's name.

         Section 1.11. Surrender of Certificates and Delivery of Other
         ------------  -----------------------------------------------
                       Documents; Stock Transfer Books.
                       -------------------------------

                  (a) At the Effective Time, OpCo shall deliver, with respect to each Stockholder who has complied with the provisions of Section 1.11(b), the number of shares of OpCo Preferred Stock issuable to such Stockholder pursuant to Section 1.03(a), provided, however, that no fraction of a share of OpCo Preferred Stock shall be issued in connection with the Merger and that in lieu of any such fractional shares, each Stockholder shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) $23.25, by (ii) the fraction of a share of OpCo Preferred Stock to which such Stockholder would otherwise be entitled to receive under Section 1.03(a) of this Agreement.

                  (b) At the Closing, each Stockholder shall (i) surrender to OpCo a certificate or certificates representing all of the CHCI Shares owned by him (or an affidavit of lost certificate acceptable in form and substance to
OpCo), (ii) deliver to OpCo an executed LockUp Agreement relating to such Stockholder's OpCo Preferred Stock substantially in the form of Exhibit F hereto
                                                                ---------
(the "Lock-Up Agreements"), (iii) deliver to OpCo an executed counterpart signature page to the Stockholder Indemnification Agreement (as defined in
Section 2.01), and (iv) deliver to OpCo an executed representation letter relating to certain investor representations substantially in the form of Exhibit G hereto.
---------

         If any Stockholder fails to deliver all of the documents specified under this Section 1.11(b) (a "Non-Complying Stockholder"), then OpCo shall have the right to withhold delivery of all or a portion of the shares of OpCo Preferred Stock of such Non-Complying Stockholder (the "Withheld Shares") until the earlier to occur of, as the case may be, (i) the expiration of the lock-up period prescribed in the Lock-Up Agreement (as defined in Section 1.11(b)), (ii) the expiration of the Stockholder's obligations under the applicable provision of the Stockholder Indemnification Agreement, or (iii) the delivery by such Non-Complying Stockholder of all of the documents specified under Section 1.11(b) (the "Withholding Period").

         The Withheld Shares shall be held for the benefit of the Non-Complying Stockholder during the Withholding Period. The Withheld Shares shall constitute issued and outstanding shares of OpCo Preferred Stock and shall be considered held of record by the Non-Complying Stockholder for all purposes (subject to OpCo's exercise of its rights under the Stockholder Indemnification Agreement), including but not limited to participation in dividends and distributions, voting rights, and any rights upon the liquidation of OpCo.

         With respect to any Stockholder who does not execute the Stockholder Indemnification Agreement as of the Closing Date (a "Non-Executing Stockholder"), OpCo shall withhold delivery of all or a portion of the shares of OpCo Preferred Stock of such Non-Executing Stockholder and use such shares to satisfy such Non-Executing Stockholder's indemnification obligations in all cases to the extent set forth in the Stockholder Indemnification Agreement.

                  (c) At the Effective Time, the stock transfer books of CHCI shall be closed and there shall be no further registration of transfers of CHCI Shares thereafter on the records of CHCI.

                  (d) OpCo shall withhold delivery, pro rata among the Stockholders on the basis of their respective interest in the CHCI Shares and Option Interests, all as indicated on Schedule A, such number of shares of their
                                      ----------
respective shares of OpCo Preferred Stock equal to the quotient of (i) $10,000,000 divided by (ii) the Current Market Price of a Paired Share at the Closing Date (the "Stockholder Indemnity Shares") and shall use such shares to satisfy the Stockholders' indemnification obligations under the Stockholders Indemnification Agreement. The Stockholder Indemnity Shares shall be so withheld until the first anniversary of the date of this Agreement; provided, however, that in the event an indemnification claim is pending pursuant to the Stockholder Indemnification Agreement on such first anniversary date, such number of Stockholder Indemnity Shares having an aggregate Current Market Price not greater than the approximate exposure of OpCo with respect to such pending indemnification claim shall not be delivered to the Stockholders until such claim is resolved in accordance with the Stockholder Indemnification Agreement.

         Until used to satisfy such indemnification obligations, the Stockholder Indemnity Shares shall be held for the benefit of the Stockholders during the period in which such shares are withheld by OpCo. The Stockholder Indemnity Shares shall constitute issued and outstanding shares of OpCo Preferred Stock and shall be considered held of record by the Stockholders for all purposes (subject to OpCo's right to use such shares in accordance with this Section 1.11(d)), including, but not limited to, participation in dividends and distributions, voting rights, and any rights upon the liquidation of OpCo.

         Section 1.12. Stock Options.
         ------------  -------------

                  (a) Section 1.12(a) of the Disclosure Schedule sets forth a list of each outstanding option, warrant, right or agreement to which CHCI is a party which entitles any Person to purchase or otherwise acquire CHCI Shares (or any right or interest therein) at any time (the "Options") whether granted under the CHCI Stock Option Plan (the "Stock Plan") or otherwise, which has not been exercised by the date of this Agreement, and for each Option sets forth (i) the name of the holder of such Option, (ii) the maximum number of CHCI Shares for which such Option is exercisable, (iii) the exercise price per CHCI Share of such Option and (iv) the vesting schedule of such Option.

                  (b) As soon as practicable following the date of this Agreement, CHCI shall take all actions (including, without limitation, amending the provisions of the Stock Plan or option agreements issued thereunder to the extent permitted thereunder) necessary to provide that:

                       (i) each Option which has not been exercised, canceled or otherwise satisfied shall, immediately prior to the Effective Time, be canceled and each holder of an Option shall be entitled to receive an amount of consideration at the Closing (the "Option Transaction Value") which shall be expressed in terms of Option Interests (the "Option Interests"). Schedule A hereto sets forth a complete list of
                              ----------
         all holders of such Options (the "Option Holders") and the Option Transaction Value and Option Interest which each such holder is entitled to receive; and

                       (ii) no Options shall be granted after the date of this Agreement under the Stock Plan and, as of the Effective Time, the Stock Plan shall be terminated.

         Section 1.13. Withholding. OpCo will be entitled to deduct and withhold
         ------------  -----------
from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax (as hereinafter defined) law.


ARTICLE II.  CERTAIN OBLIGATIONS IN CONNECTION WITH THE MERGER.
----------   -------------------------------------------------

         Section 2.01. Stockholder Indemnification Agreement. OpCo and the
         ------------  -------------------------------------
Stockholders shall have entered into the Stockholder Indemnification Agreement, effective as of the Effective Time (the "Stockholder Indemnification Agreement") in substantially the form of Exhibit H hereto.
                             ---------

         Section 2.02. Credit Agreement. OpCo and CHCI shall have entered into a
         ------------  ----------------
Credit Agreement, effective as of the date hereof (the "Credit Agreement").

         Section 2.03. Cash Payment Relating to Unstapling. Notwithstanding
         ------------  -----------------------------------
anything in this Agreement to the contrary (except as provided in Sections 2.04 and 9.03 of this Agreement), in the event that OpCo shall determine in good faith, as reflected in computations set forth in a certificate executed and delivered by the Chief Financial Officer of OpCo (an "Officer's Certificate"), that an issuance (an "Unstapling Issuance") of shares of OpCo Preferred Stock at any time and from time to time pursuant to this Agreement may result in the "unstapling" of OpCo and REIT (as determined below), OpCo shall have the right, in lieu of issuing that number of shares of OpCo Preferred Stock that would result in such unstapling, to pay in cash an amount equal to the product of (x) the quotient obtained by dividing the Current Market Price of a Paired Share at that time by $23.25 and (y) the product of (A) such number of shares of OpCo Preferred Stock and (B) the Current Market Price at that time of a Paired Share. For purposes of this Section 2.03, an issuance of OpCo Preferred Stock may be deemed to result in the "unstapling" of OpCo and REIT if OpCo determines in good faith, as reflected in an Officer's Certificate, that the aggregate value of all outstanding securities representing beneficial ownership of OpCo (within the meaning of Section 269B(c)(2) of the Code) that are not required to be transferred with securities issued by REIT, including the shares of OpCo Preferred Stock that would otherwise be issued in the Unstapling Issuance (the "Aggregate Unstapled Stock Value"), exceeds 95% of the aggregate value of all outstanding securities representing beneficial ownership of OpCo that are required to be transferred with securities issued by REIT (the "Aggregate Stapled Stock Value"). In the event that the aggregate value of the OpCo Preferred Stock issuable under the terms of this Agreement, including the shares of OpCo Preferred Stock that would otherwise be issued in the Unstapling Issuance, would be less than or equal to 95% of the Aggregate Stapled Stock Value, then the amount of cash payable in lieu of shares of OpCo Preferred Stock shall be increased by the Tax Gross-Up (as hereinafter defined). As of the date of this Agreement, after giving pro forma effect to the consummation of the Merger in accordance with the terms of this Agreement and the consummation of the merger of Wyndham Hotel Corporation with REIT in accordance with the terms described in the preliminary joint proxy statement filed with the SEC on September 23, 1997, OpCo estimates that it may issue up to 4,300,000 shares of OpCo Preferred Stock under Section 1.03(a) before an Unstapling Issuance would result.

         Section 2.04. Failure to Consummate Wyndham. Notwithstanding anything
         ------------  -----------------------------
in this Agreement to the contrary, in the event that REIT and Wyndham Hotel Corporation fail to consummate their currently proposed business combination or a similar business combination involving the parties and/or their affiliates prior to December 31, 1997 (which date may be extended for up to 90 days with the consent of CHCI, which consent shall not be unreasonably withheld), OpCo, REIT and CHCI shall cooperate with each other in good faith to restructure the Merger and to consummate a mutually tax efficient business combination involving OpCo and/or REIT and any of their affiliates and CHCI and of its affiliates (a "Restructured Transaction") as soon as practicable after the occurrence of the foregoing failure; provided, however, that if the parties fail to consummate a Restructured Transaction, OpCo and CHCI shall consummate the Merger in accordance with this Agreement with OpCo delivering cash in lieu of OpCo Preferred Stock to the extent required under Section 2.03 except that the Tax Gross-Up thereunder shall be reduced by 50%.

         Section 2.05.  Tax Gross-Up.
         ------------   ------------

                  (a) "Tax Gross-Up" shall mean, with respect to each Stockholder and each Tax Recognition Event (as hereinafter defined), an additional amount that would allow such Stockholder to retain, net of all Taxes that the Stockholder is required to pay at the Tax Rate (as hereinafter defined) in connection with such Tax Recognition Event (including as a result of the receipt of payments hereunder), the amount of cash that would have been retained by such Stockholder as a result of the Tax Recognition Event had no Taxes been payable with respect to such Tax Recognition Event.

                  (b) The "Tax Rate" for each Stockholder shall be the aggregate of such Stockholder's actual federal, state, local and, if applicable, foreign tax rates for income of the nature that will be recognized by the Stockholder as a result of the Tax Recognition Event, which tax rates shall take into account applicable deductions for state and local taxes payable as a result of such Tax Recognition Event. As promptly as practicable but in no event later than ten (10) business days after the Tax Recognition Event, the Stockholder shall provide to OpCo a written statement setting forth the Stockholder's Tax Rate and the Stockholder's tax basis (as of the Tax Recognition Event) on the CHCI Shares in question. Promptly upon receipt of such information and in no event later than three (3) business days before the date on which the Stockholder must pay Taxes as a result of the Tax Recognition Event, OpCo shall compute the aggregate Tax Gross-Up for each Stockholder in respect of such Tax Recognition Event.

                  (c) "Tax Recognition Event" shall mean the receipt of a cash payment by a Stockholder pursuant to Section 2.03.

         Section 2.06.  Redemption of OpCo Preferred Stock. Upon a redemption
         ------------   ----------------------------------
pursuant to Section 6(a) of the Certificate of Designations of OpCo Preferred Stock owned by a Stockholder, the Corporation shall pay the Stockholder, in addition to the redemption proceeds received pursuant to said Section 6(a), an amount equal to product of (a) the aggregate redemption proceeds received by such Stockholder and (b) the Ratable Gross-Up Percentage (as hereinafter defined) in effect at that time. "Ratable Gross-Up Percentage" shall initially be 120% and shall decline by 11/3% per year on each anniversary of the date of this Agreement, so that on the fifteenth anniversary, the Ratable Gross-Up Percentage shall be 100%.


ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CHCI.
-----------   --------------------------------------

         Section 3.01.  Making of Representations and Warranties; Certain
         ------------   -------------------------------------------------
                        Definitions.
                        -----------

                  (a) As a material inducement for OpCo to enter into this Agreement and consummate the transactions contemplated hereby, CHCI hereby makes to it as of the date hereof the representations and warranties contained in this
Article III.

                  (b) For purposes of this Agreement, references to (i) the "Disclosure Schedule" shall mean the disclosure schedule delivered by CHCI under this Agreement to OpCo; (ii) a "Material Adverse Effect on CHCI" shall mean a material adverse effect on the properties, assets, business, condition (financial or otherwise) or results of operations of the Hospitality Business of CHCI and the CHCI Subsidiaries taken as a whole; and (iii) the "knowledge" or "best knowledge" of CHCI or words of similar meaning shall be deemed to refer to actual knowledge of the Persons listed in Section 3.01 of the Disclosure Schedule.

         Section 3.02. Organization and Corporate Power.
         ------------  --------------------------------

                  (a) CHCI is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and is duly qualified or registered as a foreign corporation in, and is in good standing under the laws of, each jurisdiction (i) listed in Section 3.02 of the Disclosure Schedule or (ii) in which it is required to be licensed or qualified to conduct the Hospitality Business or own its properties related to the Hospitality Business, except where the failure to so qualify or register would not reasonably be expected to have a Material Adverse Effect on CHCI. CHCI has all requisite corporate power and authority to conduct the Hospitality Business as presently conducted. CHCI is not in violation of any term of its Articles of Incorporation or By-laws.

                  (b) Each of the CHCI Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on CHCI.

                  (c) Neither CHCI nor any CHCI Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which CHCI or any CHCI Subsidiary or any of their respective properties or assets relating to the Hospitality Business is subject, where such violation would reasonably be expected to have a Material Adverse Effect on CHCI. CHCI and the CHCI Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with the Hospitality Business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would reasonably be expected to have a Material Adverse Effect on CHCI.

                  (d) True and complete copies of the Articles of Incorporation and By-laws of CHCI and the organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of each of the CHCI Subsidiaries have previously been delivered to OpCo.

         Section 3.03. Authority.
         ------------  ---------

                  (a) Each of CHCI and the CHCI Subsidiaries has the requisite power and authority to enter into this Agreement and all other agreements pursuant to or as contemplated by this Agreement (the "Transaction Agreements") to be executed and delivered at or prior to the Closing by CHCI and/or the CHCI Subsidiaries, as applicable, and to carry out the transactions contemplated hereby or thereby, subject to, among other things, Stockholder Approval (as defined in Section 8.02(a)) and the Gaming Regulatory Approvals (as defined in
Section 6.02(b)). The execution, delivery and performance of this Agreement and the Transaction Agreements by CHCI or the CHCI Subsidiaries, as the case may be, pursuant to this Agreement have been or prior to the Closing will be duly authorized by all necessary corporate action of CHCI or the CHCI Subsidiaries, as the case may be, and no other action on the part of CHCI or the CHCI Subsidiaries, as the case may be, is or prior to the Closing will be required in connection herewith or therewith. This Agreement and all of the Transaction Agreements constitute, or when executed and delivered by CHCI or the CHCI Subsidiaries, as the case may be, will constitute, valid and binding obligations of CHCI or the CHCI Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, subject to general principles of equity, and except to the extent that indemnification provisions may be unenforceable due to public policy.

                  (b) Except as set forth in Section 3.03 of the Disclosure Schedule, the execution and delivery by CHCI or the CHCI Subsidiaries, as the case may be, of this Agreement and the Transaction Agreements does not, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not: (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or By-laws of CHCI, or the organizational documents, partnership agreements or joint venture agreements of CHCI or any CHCI Subsidiary; (B) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of CHCI or the CHCI Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement (including, without limitation, any management or franchise agreement) or other instrument or obligation, whether written or oral, to which CHCI or any of the CHCI Subsidiaries is a party, or by which CHCI or any of the CHCI Subsidiaries or any of their properties relating to the Hospitality Business is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CHCI; or
(C) other than the filings provided for in this Agreement, including, without limitation, all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by it in connection with the Spin Off, including but not limited to, filings (the "Gaming Regulatory Filings") with the Louisiana State Police, the Louisiana Gaming Control Board, the Ontario Casino Corporation and the Alcohol and Gaming Commission of Ontario (collectively, the "Gaming Regulatory Authorities"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Material Adverse Effect on CHCI.

         Section 3.04. Capitalization. The total authorized capital stock of
         ------------  --------------
CHCI and the number of shares of capital stock of CHCI issued and outstanding as of the date hereof is as set forth in Section 3.04 of the Disclosure Schedule. All of such issued and outstanding shares of capital stock of CHCI are duly and validly issued, fully paid and nonassessable, were issued in compliance with all applicable state and federal securities laws and are owned of record by the Stockholders indicated to own such shares on Schedule A hereto. No shares of
                                             ----------
capital stock of CHCI are held in the treasury of CHCI. Schedule A sets forth a
                                                        ----------
true and correct list of all persons who after the Spin Off will have rights to acquire shares of capital stock of CHCI and the Option Transaction Value and Option Interests set forth therein represent the full amount of the obligation of CHCI in respect of such rights of such persons. Except as set forth in Schedule A and Section 3.04 of the Disclosure Schedule, (i) no person other than
----------
a Stockholder owns of record any shares of any class of capital stock of CHCI;
(ii) CHCI is not a party to any outstanding subscriptions, options, warrants, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of CHCI; (iii) no person has any preemptive right, right of first refusal or similar right to acquire the CHCI Shares or any other shares of capital stock of CHCI from CHCI; (iv) CHCI is not a party to any restrictions on the transfer of any shares of capital stock of CHCI, other than those imposed by relevant state and federal securities laws or this Agreement; (v) no Person has any right to cause CHCI to effect the registration under the Securities Act of any shares of its capital stock or any other securities (including debt securities); (vi) CHCI has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend other than the Spin Off or make any other distribution in respect thereof; and (vii) CHCI is not a party to any voting trusts, stockholders' agreements, or proxies relating to any securities of CHCI. Notwithstanding anything in this Agreement to the contrary, Schedule A and the representations and warranties contained in this Section 3.04 shall be true and correct on the Closing Date to the full extent as if made on such date.

         Section 3.05. Subsidiaries; Investments. Except as set forth in Section
         ------------  -------------------------
3.05 of the Disclosure Schedule, CHCI neither owns nor has any direct or indirect ownership interest in or control over any corporation, partnership, joint venture, limited liability company or partnership or other entity of any kind. The Persons listed in
Section 3.05 of the Disclosure Schedule that CHCI owns or has any direct or indirect ownership interest in or control over immediately following the Spin Off are hereinafter sometimes referred to collectively as the "CHCI Subsidiaries" and individually, a "CHCI Subsidiary," and all Persons listed on
Section 3.05 of the Disclosure Schedule are hereinafter sometimes referred to collectively as "All CHCI Subsidiaries." Except as set forth in Section 3.05 of the Disclosure Schedule, (i) CHCI owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the CHCI Subsidiaries; (ii) each of the outstanding shares of capital stock in each of the CHCI Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable; (iii) each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the CHCI Subsidiaries is owned, directly or indirectly, by CHCI free and clear of all liens, pledges, security interests, claims or other encumbrances; and (iv) following the Spin Off, CHCI will neither own nor have any direct or indirect ownership interest in or control over any corporation, partnership, joint venture or other entity of any kind other than the CHCI Subsidiaries. The following information for each CHCI Subsidiary as of the date hereof is set forth in Section 3.05 of the Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it; and (iv) the name of the general partner or partners, if applicable.

         Section 3.06. Financial Statements. CHCI has delivered to OpCo the
         ------------  --------------------
following financial statements:

                       (i) consolidated balance sheets for the fiscal years ended November 30, 1996 and 1995 and statements of income, retained earnings and cash flows for its fiscal years then ended, with the appropriate footnotes, certified by PW; and

                       (ii) balance sheet as of August 31, 1997 (the "Base Balance Sheet") and statements of income, retained earnings and cash flows for the nine-month period then ended.

         Said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of CHCI and its subsidiaries on a consolidated basis at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby.

         Section 3.07. Absence of Undisclosed Liabilities. Except (a) as
         ------------  ----------------------------------
disclosed in Section 3.07 of the Disclosure Schedule and (b) for liabilities which will not be liabilities of CHCI or any CHCI Subsidiary after the Spin Off, neither CHCI nor any CHCI Subsidiary has liabilities of any nature, whether accrued, absolute, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities regardless of whether claims in respect thereof had been asserted as of the date of the Base Balance Sheet).

         Section 3.08. Absence of Certain Developments. Since the date of the
         ------------  -------------------------------
Base Balance Sheet, except as contemplated by this Agreement, CHCI and the CHCI Subsidiaries have conducted the Hospitality Business and have incurred liabilities relating to the activities of the Hospitality Business only in the ordinary course consistent with past practice and, except as set forth in
Section 3.08 of the Disclosure Schedule or directly related to the Spin Off, there has been: (i) no change which has had or would reasonably be expected to have a Material Adverse Effect on CHCI; (ii) no mortgage, encumbrance or lien placed on any of the assets relating to the Hospitality Business of CHCI or any CHCI Subsidiary; (iii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of any capital stock of any class of CHCI or any CHCI Subsidiary or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, any such capital stock; (iv) no incurrence or modification of any contingent liability with respect to the obligations of others, and no incurrence or modification of any other contingent or fixed obligations or liabilities except in the ordinary course of business consistent with past practice; (v) no material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or stockholder other than salary increases in the ordinary course of business consistent with past practice of CHCI or any CHCI Subsidiary; (vi) no material loss, destruction or damage to any property relating to the Hospitality Business of CHCI or any CHCI Subsidiary or any property as to which CHCI or any CHCI Subsidiary has a leasehold interest or a management contract, whether or not insured; (vii) no notice of any claim of unfair labor practices or labor dispute or work stoppage involving CHCI or any CHCI Subsidiary and no change in senior personnel of CHCI or any CHCI Subsidiary; (viii) no acquisition or disposition of any assets relating to the Hospitality Business (or any contract or arrangement therefor) other than in the ordinary course of business; (ix) no employment agreements entered into by CHCI or any CHCI Subsidiary and no material obligation or liability incurred by CHCI or any CHCI Subsidiary to any of their officers, directors, stockholders or employees, or any loans or advances made by CHCI or any CHCI Subsidiary to any of their officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees; (x) no change in accounting methods or practices, credit practices or collection policies used by CHCI or any CHCI Subsidiary; and (xi) no agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require CHCI or any CHCI Subsidiary to take any of the actions specified in clauses (i) through (x) above.

         Section 3.09. Transactions with Affiliates. Except as set forth in
         ------------  ----------------------------
Section 3.09 of the Disclosure Schedule and except for those items which will not be liabilities of CHCI or any CHCI Subsidiary after the Spin Off, there are no loans, leases or other continuing transactions between CHCI or any CHCI Subsidiary and any present or former stockholder, director or officer of CHCI or any CHCI Subsidiary, or, to the best knowledge of CHCI, any member of such officer's, director's or stockholder's immediate family, or any person controlled by such officer, director or stockholder or his or her immediate family. Except as set forth in Section 3.09 of the Disclosure Schedule and except for those items which will not be liabilities of CHCI or any CHCI Subsidiary after the Spin Off, no stockholder, director or officer of CHCI or any CHCI Subsidiary nor, to the best knowledge of CHCI, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of CHCI or any CHCI Subsidiary, or any organization which has a material contract or arrangement with CHCI or any CHCI Subsidiary.

         Section 3.10. Interests in Real Property. Neither CHCI nor any CHCI
         ------------  --------------------------
Subsidiary has any direct or indirect interest as an owner or lessee in any real property except for the following: (i) 100% of the ownership interests in CHC Durham Management Corporation, a Florida corporation, which is the lessee of the hotel property known as Washington Duke Inn & Golf Club (the lease creating such lessee interest, including all amendments and supplements thereto, is the "Duke Lease"), (ii) 100% of the ownership interests in University Hotel Associates, a Pennsylvania general partnership, which is the lessee of the hotel property known as Sheraton University Club Hotel (the lease creating such lessee interest, including all amendments and supplements thereto, is the "Sheraton Lease"), and (iii), immediately following the date of this Agreement, 100% of the ownership interest in CHC Lease Partners, the CHCI Subsidiary which is the lessee of the Hotels (as hereinafter defined) under the Hotel Leases (as hereinafter defined). The real property which is the subject of the direct or indirect interests listed in clauses (i) through (iii) including, without limitation, the Hotels, is, collectively, hereinafter referred to as the "Real Property." Full and complete copies of the Duke Lease and the Sheraton Lease have been delivered to OpCo. Each of the following representations contained in paragraphs (a) - (o) of this Section 3.10 shall be limited in time to the period from and after the Lease Date (as hereinafter defined) through the date hereof.

                  (a)  Title. To the knowledge of CHCI, the lessor under the
                       -----
Duke Lease has good, clear, record and marketable title to the property leased pursuant to the Duke Lease, and the lessor under the Sheraton Lease has good, clear, record and marketable title to the property leased pursuant to the Sheraton Lease. CHC Lease Partners has good, clear, marketable and enforceable leasehold interests pursuant to the Hotel Leases, in each case free and clear of all Encumbrances (as hereinafter defined), subject only to the right of reversion of the lessor and Encumbrances on lessor's fee interest, except as set forth in Section 3.10 of the Disclosure Schedule.

                  (b)  No Defaults. Other than with respect to any consent
                       -----------
required in connection with the transactions contemplated hereby, CHC Durham Management Corporation is not in default under any material terms of the Duke Lease, nor has any event occurred which, with notice of the passage of time, or both would give rise to such a default. To the knowledge of CHCI, the lessor under the Duke Lease is not in default under any material terms of the Duke Lease and there is no event which, with notice or the passage of time or both, would give rise to such a default. Other than with respect to any consent required in connection with the transactions contemplated hereby, University Hotel Associates is not in default under any material terms of the Sheraton Lease, nor has any event occurred which, with notice of the passage of time, or both would give rise to such a default. To the knowledge of CHCI, the lessor under the Sheraton Lease is not in default under any material terms of the Sheraton Lease and there is no event which, with notice or the passage of time or both, would give rise to such a default. Other than with respect to any consent required in connection with the transactions contemplated hereby, CHC Lease Partners is not in default under any material terms of the Hotel Leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default.

                  (c) Status of Tenant Leases. All subleases, concessions and
                      -----------------------
other occupancy agreements in effect with respect to the Duke Lease, the Sheraton Lease and the Hotel Leases are identified on Section 3.10 of the Disclosure Schedule (collectively, the "Occupancy Agreements"), and copies thereof have been made available to OpCo. Each of said Occupancy Agreements has been duly authorized and executed by the CHCI Subsidiary which is a party thereto and is in full force and effect. None of the CHCI Subsidiaries which is a party to any Occupancy Agreement is in default under any material terms of such agreement, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of CHCI, the other party to each of said Occupancy Agreements is not in default under any material terms thereof and there is no event which, with notice or the passage of time, or both, would give rise to such a default. Except as specifically provided in the Occupancy Agreements, no tenant, subtenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing. CHCI does not have knowledge of, nor has CHCI received any written notice (which written notice remains effective) of, any intention by any of the parties to any of the Occupancy Agreements to cancel the same, nor have CHCI or any of the CHCI Subsidiaries canceled any of the same. To the extent that any of the Occupancy Agreements call for security, such security remains on deposit with CHCI or the CHCI Subsidiaries, and has not been applied towards any payment due under said Occupancy Agreements. Neither CHCI nor the CHCI Subsidiaries have received any advance rent or advance compensation under any of said Occupancy Agreements in excess of one month. No brokerage commissions or compensation of any kind shall be due in connection with the Occupancy Agreements and the rents or revenues to be derived therefrom.

                  (d) Consents. Except as set forth in Section 3.10 of the
                      --------
Disclosure Schedule, (i) no consent or approval is required with respect to the transactions contemplated by this Agreement from the lessor under the Duke Lease, the lessor under the Sheraton Lease, any party to an Occupancy Agreement, or from any regulatory authority, (ii) no filing with any regulatory authority is required in connection therewith, and to the extent that any such consents, approvals or filings are required, CHCI will obtain or complete them before the Closing, except where the failure to obtain any consent or approval or to make any filing under clauses (i) and (ii) above would not reasonably be expected to have a Material Adverse Effect on CHCI.

                  (e) Compliance with Existing Laws. To CHCI's knowledge, CHCI
                      -----------------------------
or the applicable CHCI Subsidiary and each of the Hotels possess all Authorizations (as hereinafter defined) necessary not to cause a Material Adverse Effect on CHCI relating to the matters covered hereby, each of which Authorizations is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated to an extent that would cause a Material Adverse Effect on CHCI. To CHCI's knowledge, neither CHCI nor any CHCI Subsidiary misrepresented or failed to disclose any material relevant fact in obtaining any Authorizations, and CHCI does not have any knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation to an extent that would cause a Material Adverse Effect on CHCI other than the transactions contemplated hereby. CHCI does not have knowledge of, nor has CHCI received notice of, any existing or threatened violation of any provision of any Applicable Laws (as hereinafter defined) including, but not limited to, those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Hotels or any part thereof, or requiring any repairs or alterations to the Hotels to an extent that would cause a Material Adverse Effect on CHCI other than those that have been made prior to the date hereof.

                  (f) Operating Agreements. To CHCI's knowledge, there are no
                      --------------------
management, service, supply or maintenance contracts in effect with respect to the Hotels other than the agreements described in Section 3.10 of the Disclosure Schedule (collectively, the "Operating Agreements"). To CHCI's knowledge, CHCI and the CHCI Subsidiaries have performed all of their respective obligations under each of the Operating Agreements in all material respects and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements to an extent that would constitute a Material Adverse Effect on CHCI. To CHCI's knowledge, all other parties to the Operating Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. Neither CHCI nor any CHCI Subsidiary has received any written notice (which written notice remains effective) of any intention by any of the parties to any of the Operating Agreements to cancel the same, nor has CHCI or any CHCI Subsidiary canceled any of same.

                  (g) Condemnation Proceedings; Roadways. CHCI nor any of the
                      ----------------------------------
CHCI Subsidiaries have received any written notice of, any condemnation or eminent domain proceeding pending or threatened against the Hotels or any part thereof to an extent that would cause a Material Adverse Effect on CHCI, except to the extent that OpCo otherwise has actual knowledge of the foregoing. CHCI does not have any knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street, creek or road adjacent to or serving the Hotels to an extent that would cause a Material Adverse Effect on CHCI, except to the extent that OpCo otherwise has actual knowledge of the foregoing.

                  (h) Historical Districts. To CHCI's knowledge, and except as
                      --------------------
set forth in Section 3.10 of the Disclosure Schedule, none of the Hotels are listed in any national, state or local register of historic places or areas to an extent that would cause a Material Adverse Effect on CHCI, except to the extent that OpCo otherwise has actual knowledge of the foregoing.

                  (i) Sufficiency of Certain Items. The inventory of in-use
                      ----------------------------
operating supplies at each of the Hotels at the time of Closing shall be reasonably adequate and sufficient for the current operations of each of such Hotels.

                  (j) Americans With Disabilities Act. To CHCI's knowledge,
                      -------------------------------
neither CHCI nor any of the CHCI Subsidiaries have received any written notice from any governmental authority of any violation with respect to any Hotel of the Americans With Disabilities Act to an extent that would cause a Material Adverse Effect on CHCI.

                  (k) Zoning and Platting. To CHCI's knowledge, neither CHCI nor
                      -------------------
any of the CHCI Subsidiaries have received any written notice from any governmental authority of, any zoning or land use violation with respect to any Hotel to an extent that would cause a Material Adverse Effect on CHCI.

                  (l) Access. To CHCI's knowledge, neither CHCI nor any of the
                      ------
CHCI Subsidiaries have received any written notice from any governmental authority of, any pending or threatened governmental proceeding which would limit in any material adverse manner or result in the termination of any portion of any Hotel's existing access to and from public streets or roads to an extent that would cause a Material Adverse Effect on CHCI.

                  (m) No Commitments. To the knowledge of CHCI and except as may
                      --------------
be disclosed in CHCI's title policies with respect to the Hotels or to the extent that OpCo or REIT shall have made such commitment, no material commitments have been made to any governmental authority, utility company, school board, church or other religious body, or any homeowners' association or any other organization, group or individual, relating to any Hotel which would impose an obligation upon CHCI or any of the CHCI Subsidiaries (or the Surviving Corporation after Closing) to make any contribution or dedication of money in any material amount or land or to construct, install or maintain any improvements of a public or private nature on or off any portion of the Hotel property to an extent that would cause a Material Adverse Effect on CHCI.

                  (n) License and Franchise Agreements. All of the license or
                      --------------------------------
franchise agreements with respect to the Hotels are listed in Section 3.10 of the Disclosure Schedule (collectively, the "Licenses"). To CHCI's knowledge, all of the Licenses are valid and in full force and effect, except as set forth in
Section 3.10 of the Disclosure Schedule. To the knowledge of CHCI, neither CHCI nor any of the CHCI Subsidiaries is in default with respect to any of the Licenses (with or without the giving of any required notice and/or lapse of time) to an extent that could have a Material Adverse Effect on CHCI.

                  (o) Labor and Materials. At the Closing, other than in
                      -------------------
connection with the Budgeted Capital Improvements (as hereinafter defined), there will be no outstanding contracts made by CHCI or any of the CHCI Subsidiaries for the construction or repair of any improvements to the Real Property that have not been fully paid for, and CHCI or any CHCI Subsidiary shall discharge all mechanics' or materialmen's liens arising from any labor or materials furnished to the Real Property prior to the Closing which did not arise or result from work that was approved by REIT or its affiliates pursuant to the Hotel Leases or that was approved and funded by REIT or its affiliates pursuant to the Hotel Leases or bond over such liens to OpCo's satisfaction, which bond shall be maintained by Gaming Spinco for the entire pendency of such claim notwithstanding any period provided in this Agreement for the survival of obligations.

                  (p)      Definitions.  For purposes of this Section 3.10,
                           -----------

                           (i) "Applicable Laws" means any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any governmental authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Hotels or the ownership, operation, use, maintenance or condition thereof.

                           (ii) "Authorizations" means all licenses, permits and approvals required by any governmental authority with respect to the construction, ownership, operation, leasing, maintenance, or use of the Hotels or any portion thereof.

                           (iii) "Budgeted Capital Improvements" shall mean, exclusively, the capital improvements which REIT OP, as lessor, is required to perform under the Hotel Leases (as hereinafter defined), and which are shown in the capital budgets for each of the Hotels approved by REIT OP, as lessor under the Hotel Leases.

                           (iv) "Encumbrances" means any mortgages, liens, restrictions, encumbrances, leases, assessments, claims, rights, encroachments, easements, judgments or other matters affecting title.

                           (v) "Hotels" shall mean the portions of the Property demised pursuant to the Hotel Leases.

                           (vi) "Hotel Leases" shall mean the leases set forth in Section 3.10 of the Disclosure Schedule.

                           (vii) "Lease Date" shall mean, with respect to each of the Hotel Leases, the date of such lease as set forth in Section
         3.10 of the Disclosure Schedule.

         Section 3.11.     Personal Property.  A general description of the
         ------------      -----------------
personal property of CHCI and the CHCI Subsidiaries to be transferred to OpCo in connection with the Merger is set forth on Section 3.11 of the Disclosure Schedule (the "Personal Property," and together with

Real Property, the "Property"). Except as specifically disclosed on Section 3.11 of the Disclosure Schedule or in the Base Balance Sheet, CHCI and the CHCI Subsidiaries have good and marketable title to all of the Personal Property. All of the Personal Property is in the custody and control of CHCI and the CHCI Subsidiaries. None of the Personal Property is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed on Section 3.11 of the Disclosure Schedule or in the Base Balance Sheet other than Permitted Encumbrances (as defined below). The Base Balance Sheet reflects all of the Personal Property of CHCI and the CHCI Subsidiaries (except to the extent such Personal Property has been depreciated to zero value) and such Personal Property is sufficient for CHCI and the CHCI Subsidiaries to continue and carry on the Hospitality Business as presently conducted. To the best knowledge of CHCI, except as otherwise disclosed on Section 3.11 of the Disclosure Schedule, all leasehold improvements, furnishings, machinery and equipment of CHCI are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order; CHCI does not know of any pending or threatened change of any such law, ordinance or regulation which would be reasonably expected to have a Material Adverse Effect on CHCI or the Hospitality Business. For purposes hereof, Permitted Encumbrances means any lien, mortgage, security interest or other encumbrance that results from any of the following: (i) liens for taxes and assessments not delinquent or actively being contested in good faith by CHCI;
(ii) deposits or pledges for goods or services made in the ordinary course of CHCI's business; and (iii) customary liens in favor of mechanics, materialmen and landlords which arise by operation of law and not by CHCI's agreement and which are incurred in the ordinary course of business.

         Section 3.12.     Tax Matters.
         ------------      -----------
                  (a) CHCI and each of the CHCI Subsidiaries have timely filed all material Tax Returns (as defined in Section 11.01) required to be filed by or on behalf of CHCI and each of the CHCI Subsidiaries (together, the "CHCI Affiliated Group") through the date hereof, and each such Tax Return was complete and correct in all material respects. The CHCI Affiliated Group has paid or caused to be paid all material Taxes required to be paid through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 3.06 above. The provisions for Taxes on the Base Balance Sheet and on the latest balance sheet included in
Section 3.06 of the Disclosure Schedule are sufficient as of their respective dates for the payment of all accrued and unpaid Taxes of any nature of the CHCI Affiliated Group, and any applicable Taxes owing by the CHCI Affiliated Group to any foreign jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which CHCI and each of the CHCI Subsidiaries are required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Neither the Internal Revenue Service (the "IRS") nor any other governmental authority is now asserting or, to the best knowledge of CHCI, threatening to assert against CHCI or any of the CHCI Subsidiaries, any deficiency or claim for additional Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule, there has not been any audit of any Tax Return filed by CHCI or any of the CHCI Subsidiaries. Except as set forth in Section 3.12 of the Disclosure Schedule, no waiver or agreement by CHCI or any of the CHCI Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes. Neither CHCI nor any of the CHCI Subsidiaries has received notice of any claim made by an authority in a jurisdiction where CHCI or any of the CHCI Subsidiaries does not file Tax Returns that CHCI or any of the CHCI Subsidiaries is or may be subject to taxation by that jurisdiction. There are no security interests recorded or asserted on any of the assets of CHCI or any of the CHCI Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) CHCI has delivered to OpCo correct and complete copies of all Tax and information returns, examination reports, and statements of deficiencies assessed against or agreed to by CHCI and the CHCI Subsidiaries that were requested by OpCo.

                  (c) Neither CHCI nor any of the CHCI Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Except as contemplated by the Tax Sharing Agreement (as hereinafter defined), neither CHCI nor any of the CHCI Subsidiaries is a party to any tax allocation or sharing agreement. Neither CHCI nor any of the CHCI Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than the CHCI Affiliated Group) or (B) has any liability for the Taxes of any Person under Treasury Regulation (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (d) The businesses and assets of CHCI and the CHCI Subsidiaries that constitute the Hospitality Assets and Hospitality Business constitute (and will constitute at the Effective Time) historic businesses and historic business assets, respectively, in each case within the meaning of Treasury Regulation (S)1.368-1(d) of CHCI and the CHCI Subsidiaries.

         Section 3.13.     Contracts and Commitments.
         ------------      -------------------------

                  (a) Except as set forth on Section 3.13 of the Disclosure Schedule or except for these contracts and commitments of CHCI or any of the CHCI Subsidiaries which will not be assumed by OpCo by operation of law or otherwise following the Merger, neither CHCI nor any of the CHCI Subsidiaries is a party to any written or oral:

                      (i) (A) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis for a discernible period of time (not including any oral employment-at-will contracts entered into in the ordinary course of business or any employment contracts with non-executives), (B) contract with any labor union, (C) severance agreement or (D) agreement relating to loans to officers, managers, members or affiliates, other than advances in the ordinary course of business consistent with past practice and custom;

                      (ii) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of such entity;

                      (iii) guarantee of any obligation for borrowed money or otherwise;

                      (iv) agreement with respect to the lending or investing of funds to or in any other Person;

                      (v) management contract or other similar arrangement relating to the management and operation of hotels, operating agreement, development agreement, or other material contractual obligation or arrangement pertaining to its properties or assets (including those set forth on Schedule 1.04(c);
                                       ----------------

                      (vi) except as already disclosed in Section 3.05 of the Disclosure Schedule, partnership, joint venture or other similar agreement or arrangement; and

                      (vii) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof that is not terminable by each party thereto on sixty (60) days or less notice without penalty.

         Except as specifically disclosed in Section 3.13 of the Disclosure Schedule and except for the transactions contemplated by this Agreement, CHCI and the CHCI Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or in breach of nor in receipt of any claim of material default or material breach under any agreement, lease, contract, commitment or other agreement to which CHCI or any CHCI Subsidiary is a party; and no event has occurred which with the passage of time or the giving of notice or both would result in such a default, breach or event of noncompliance under any such agreement or would allow any other party to such agreement to terminate, modify or accelerate any rights under any such agreements or otherwise take any action which would reasonably be expected to have a Material Adverse Effect on CHCI. Neither CHCI nor any CHCI Subsidiary has any knowledge of any material breach or anticipated material breach by any other party of any agreement relating to the Hospitality Business. Each item described in Section 3.13 of the Disclosure Schedule is valid, binding and enforceable against CHCI or any CHCI Subsidiary which is a party thereto in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws, general principles of equity (whether considered in proceedings at law or in equity) and except to the extent that indemnification provisions may be unenforceable due to public policy. Upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, subject to the receipt of any necessary approvals and consents, each item described in Section 3.13 of the Disclosure Schedule shall be in full force and effect without penalty or other modification. OpCo has been supplied with a true and correct copy of each of the contracts which are referred to in Section 3.13 of the Disclosure Schedule, together with all amendments, waivers or other modifications thereto and renewals and extensions thereof.

         Section 3.14. Intellectual Property Rights.
         ------------  ----------------------------

                  (a) Section 3.14 of the Disclosure Schedule sets forth a complete and correct list of all patent, copyright, trade secret, trademark, tradename, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the Hospitality Business of CHCI and the CHCI Subsidiaries as presently conducted or contemplated including without limitation, the brand names "Grand Bay" and, by virtue of CHCI's 75% ownership interest in a CHCI Subsidiary, "Registry" (the "Brand Names"). All of the rights of CHCI and the CHCI Subsidiaries in such Intellectual Property are freely transferable except as disclosed in such Schedule. There are no claims or demands of any other Person pertaining to any of such Intellectual Property and no proceedings have been instituted, or, to the knowledge of CHCI, are pending or threatened, which challenge the rights of CHCI or any CHCI Subsidiary in respect thereof.

                  (b)  Except as set forth on Section 3.14 of the Disclosure
Schedule: CHCI and the CHCI Subsidiaries own and possess all right, title and interest in and to, or to the knowledge of CHCI has a valid and enforceable license to use, the Intellectual Property used in the operation of the Hospitality Business as currently conducted and as currently proposed to be conducted free and clear of all Encumbrances and CHCI and the CHCI Subsidiaries have taken all necessary action to maintain and protect such Intellectual Property except where failure to do so would not reasonably be expected to have a Material Adverse Effect on CHCI; and neither CHCI or any of the CHCI Subsidiaries have infringed, misappropriated or otherwise conflicted with any Intellectual Property rights or other rights of any third parties and no infringement, misappropriation or conflict will occur as a result of the operation of the Hospitality Business as currently conducted or as currently proposed to be conducted.

                  (c) The Intellectual Property owned or used by CHCI and the CHCI Subsidiaries prior to the Closing will be owned or available for use by such entity on identical terms and conditions immediately subsequent to the Closing, except that OpCo will not have the right to use the "Carnival" name after the Closing.

         Section 3.15. Permits; Compliance with Laws. CHCI and the CHCI
         ------------  -----------------------------
Subsidiaries have all necessary franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to conduct the Hospitality Business as the same is presently conducted and all such Permits are valid and in full force and effect except to the extent the absence of any such Permit is not reasonably expected to have a Material Adverse Effect on CHCI, and except that OpCo will not have the right to use the "Carnival" name after the Closing.

         Except as set forth in Section 3.15 and the Disclosure Schedule, CHCI and the CHCI Subsidiaries are in material compliance with the terms and conditions of the Permits and have received no notices that they are in violation of any of the terms or conditions of such Permits. CHCI and the CHCI Subsidiaries have taken all necessary action to maintain the Permits except to the extent that the failure to maintain such Permits is not reasonably expected to have a

Material Adverse Effect on CHCI. No loss or expiration of any Permit is threatened (to the knowledge of CHCI), pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as indicated in
Section 3.15 of the Disclosure Schedule, all of the material Permits shall survive the Merger.

         Section 3.16. Labor Laws. Neither CHCI nor any CHCI Subsidiary is
         ------------  ----------
delinquent in payments to any of its employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the best knowledge of CHCI, threatened against or involving CHCI or any CHCI Subsidiary. No question concerning representation exists respecting any group of employees of CHCI or any CHCI Subsidiary. Except as set forth in Section 3.16 of the Disclosure Schedule and except for those matters which will not be assumed by OpCo by operation of law or otherwise following the Merger there are no claims or charges relating to or alleging violations of any federal, state or local employment laws, including without limitation laws relating to discrimination, harassment, family leave or wage payments, existing, pending or, to the best knowledge of CHCI, threatened against CHCI or any of the CHCI Subsidiaries nor, to the best knowledge of CHCI, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted. CHCI and each CHCI Subsidiary are, and at all times since November 6, 1986 have been, in compliance in all material respects with the applicable requirements of the Immigration Reform Control Act of 1986.

         Section 3.17. Information Supplied to OpCo. CHCI has supplied OpCo with
         ------------  ----------------------------
all information and documents requested in writing by OpCo and its representatives in connection with their due diligence review of CHCI and the CHCI Subsidiaries. Neither the representations and warranties and other information contained in this Agreement nor the information contained in the Exhibits, the Disclosure Schedule or the Schedules hereto or to any document delivered by or on behalf of CHCI pursuant to or in connection with this Agreement or the transactions contemplated hereby, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading with respect to the Hospitality Business.

         Section 3.18. Employee Benefit Programs.
         ------------  -------------------------

                  (a) Section 3.18 of the Disclosure Schedule sets forth a list of every Employee Program (as defined below) that as of the date hereof is maintained (as such term is further defined below) by CHCI or any CHCI Subsidiary, together with each "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that has been maintained by CHCI or any CHCI Subsidiary or Affiliate (as defined below) at any time during the three-year period ending on the date hereof (collectively, the "CHCI Plans"); provided, that a "pension plan" maintained by an Affiliate will be deemed to be a CHCI Plan only if such "pension plan" was maintained by such Affiliate on a date during such three-year period when such Affiliate would have been considered a single employer with CHCI under Section 4001(b) of ERISA or part of the same "controlled group" as CHCI for purposes of Section 302(d)(8)(C) of ERISA. Also set forth on Section 3.18 of the Disclosure Schedule is a list of Multiemployer Plans to which CHCI or any CHCI Subsidiary or Affiliate is required as of the date hereof to make contributions.

                  (b) To CHCI's best knowledge, no event or omission has occurred which would reasonably be expected to cause any CHCI Plan maintained by CHCI or any CHCI Subsidiary as of the date hereof (other than a Multiemployer
Plan) to lose its qualification under Section 401(a) or 501(c)(9) of the Code, as applicable.

                  (c) To the best knowledge of CHCI, there has not been any failure of any party to comply with any laws applicable with respect to the Employee Programs that have been maintained by CHCI or any CHCI Subsidiary which is reasonably likely to have a Material Adverse Effect on CHCI. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of CHCI, threatened with respect to any such Employee Program (other than any Multiemployer Plan) which is reasonably likely to have a Material Adverse Effect on CHCI.

                  (d) All material payments and/or contributions required to have been made by CHCI or any CHCI Subsidiary (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs heretofore maintained by CHCI or any CHCI Subsidiary, for all periods prior to the Closing, either have been made or have been accrued (and all such unpaid but accrued amounts not set forth in the Base Balance Sheet are described on Section 3.18 of the Disclosure Schedule). Except as described in
Section 3.18 of the Disclosure Schedule, no Employee Program maintained by CHCI as of the date hereof and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. None of the CHCI Plans maintained by CHCI or any CHCI Subsidiary as of the date hereof provides health care or any other benefits to any employees after their employment is terminated (other than (i) as required by part 6 of subtitle B of title I of ERISA or other applicable law, (ii) death benefits or retirement benefits under any "pension plan" (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of CHCI or any CHCI Subsidiary, or
(iv) benefits the cost of which is borne by the employee (or beneficiary thereof)).

                  (e) Except as set forth in Section 3.18 of the Disclosure Schedule, with respect to each CHCI Plan maintained by CHCI or any CHCI Subsidiary as of the date hereof (other than any Multiemployer Plan), complete and correct copies of the following documents (if applicable to such CHCI Plan) have previously been or will as soon as reasonably practicable be delivered to
OpCo: (i) all documents embodying or governing such CHCI Plan, and any funding medium for such CHCI Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the two most recently filed IRS Form 5500, with all applicable schedules and accountants' opinions attached thereto; (iii) the summary plan description for such CHCI Plan and all modifications thereto; and (iv) any insurance policy (including any fiduciary liability insurance policy) related to such CHCI Plan.

                  (f) Except in the case of a Multiemployer Plan or under any collective bargaining agreement and except as provided in Section 3.18 of the Disclosure Schedule, the termination as of the date hereof of each Employee Program maintained by CHCI or any CHCI Subsidiary as of the date hereof would not result in any material liability to CHCI or such CHCI Subsidiary not reflected on the Base Balance Sheet (other than liability for accrued but unpaid benefits pursuant to routine benefit claims).

                  (g)  For purposes of this Section 3.18:

                       (i) "Employee Program" means (A) all employee benefit plans within the meaning of Section 3(3) of ERISA, including, but not limited to, multiple employer welfare arrangements (within the meaning of Section 3(40) of ERISA), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Section 501(c)(9) of the Code, each reference to such Employee Program shall include a reference to such organization;

                       (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                       (iii) an entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                       (iv) An entity is an "Affiliate" of CHCI for purposes of this Section 3.18 if, during the relevant time period, it is or would have been considered a single employer with CHCI under Section 4001(b) of ERISA or part of the same "controlled group" as CHCI for purposes of Section 302(d)(8)(C) of ERISA; and

                       (v) "Multiemployer Plan" means an employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         Section 3.19. Environmental Matters.
         ------------  ---------------------

                  (a) Except as set forth in Section 3.19 of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on CHCI, (i) neither CHCI nor any CHCI Subsidiary has spilled, released, or disposed of any Hazardous Material (as hereinafter defined) at any site presently or formerly operated, leased, or used by it; (ii) neither CHCI nor any CHCI Subsidiary has transported any Hazardous Material from any site presently or formerly operated, leased, or used by CHCI or any CHCI Subsidiary for treatment, storage, or disposal at any other place; (iii) neither CHCI nor any CHCI Subsidiary has any liability for, or has undertaken remedial efforts with respect to, any site on which underground storage tanks are or were located or which contains or contained any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation (in connection with the presence of such substances); and (iv) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment which at the time of such imposition was owned, operated, leased, or used by CHCI or any CHCI Subsidiary in connection with the presence of any Hazardous Material.

                  (b) Except as set forth in Section 3.19 of the Disclosure Schedule, (i) neither CHCI nor any CHCI Subsidiary has any liability under, nor has CHCI and any CHCI Subsidiary violated in any material respect, any Environmental Law (as defined below), which liability or violation would reasonably be expected to have a Material Adverse Effect on CHCI; (ii) neither CHCI nor any CHCI Subsidiary has entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to a violation of any Environmental Laws or received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to an alleged violation or the enforcement of any Environmental Law; and (iii) neither CHCI nor any CHCI Subsidiary has any knowledge that any of the items enumerated in clause (ii) of this paragraph will be forthcoming.

                  (c) For purposes of this Section 3.19, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law; (ii) "Environmental Law" shall mean any foreign, federal, state or local regulation, rule, ordinance, or law governing pollution or protection of the environment; and (iii) "CHCI" shall mean and include CHCI, its respective predecessors and all other entities for whose conduct CHCI or any CHCI Subsidiary is or may be held responsible under any Environmental Law.

         Section 3.20. Insurance. CHCI and the CHCI Subsidiaries currently
         ------------  ---------
maintain and have in the past maintained such insurance coverage as is customary and sufficient to protect the physical properties, assets, business and operations relating to the Hospitality Business, employees, officers and directors (in their capacities as such) of CHCI and the CHCI Subsidiaries from risk of loss. There is no claim by CHCI or any CHCI Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, and CHCI or any CHCI Subsidiary is in compliance in all material respects with the terms thereof. Said insurance complies with all requirements of applicable law and all material agreements and leases to which CHCI or any CHCI Subsidiary is a party.

         Section 3.21. Investment Banking; Brokerage. There are no claims for
         ------------  -----------------------------
investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants and similar professionals) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of CHCI or any CHCI Subsidiary except that CHCI has retained each of Bear Stearns & Co, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisors in connection with the transactions contemplated by this Agreement.

         Section 3.22. Litigation. There is no litigation or governmental or
         ------------  ----------
administrative proceeding or investigation pending or, to the best knowledge of CHCI, threatened against CHCI or any of the CHCI Subsidiaries or affecting any of their respective properties or assets, or against any of their respective officers, directors, stockholders, professional employees or other key employees which would be reasonably expected to have a Material Adverse Effect on CHCI, or which would be reasonably likely to call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby; nor, to the best knowledge of CHCI, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted.


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF OPCO.
----------   --------------------------------------

         Section 4.01. Making of Representations and Warranties; Certain
         ------------  -------------------------------------------------
                       Definitions.
                       -----------

                  (a) As a material inducement for CHCI to enter into this Agreement and consummate the transactions contemplated hereby, OpCo hereby makes to it as of the date hereof the representations and warranties contained in this
Article IV.

                  (b) For purposes of this Agreement, references to (i) the "OpCo Disclosure Schedule" shall mean the disclosure schedule delivered by OpCo under this Agreement to CHCI; (ii) a "Material Adverse Effect on OpCo" shall mean a material adverse effect on the properties, assets, business, condition (financial or otherwise) or results of operations of OpCo; and (iii) the "knowledge" or "best knowledge" of OpCo or words of similar meaning shall be deemed to refer to actual knowledge of any executive officer of OpCo.

         Section 4.02. Organization and Corporate Power.
         ------------  --------------------------------

                  (a) OpCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or registered as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which it is required to be so licensed or qualified to conduct its businesses or own its properties, except where the failure to so qualify or register would not reasonably be expected to have a Material Adverse Effect on OpCo. OpCo has all requisite corporate power and authority to own its properties and conduct its business as presently conducted. OpCo is not in violation of any term of its Certificate of Incorporation or By-laws.

                  (b) Patriot American Hospitality Operating Company, L.P. ("OpCo OP") is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has the partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on OpCo. OpCo OP is classified as a partnership for federal income tax purposes.

                  (c) Neither OpCo nor OpCo OP is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which OpCo or OpCo OP or any of their respective properties or assets is subject, where such violation would reasonably be expected to have a Material Adverse Effect on OpCo. OpCo and OpCo OP have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations, where the failure to obtain any such license, permit or authorization or to take any such action would reasonably be expected to have a Material Adverse Effect on OpCo.

                  (d) True and complete copies of the Certificate of Incorporation and By-laws of OpCo and the organizational documents and partnership agreements (and all amendments thereto) of OpCo OP have previously been delivered to CHCI.

         Section 4.03. Authority.
         ------------  ---------

                  (a) OpCo has full corporate power and authority to enter into this Agreement and the Transaction Agreements to be executed and delivered by it and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements by OpCo pursuant to this Agreement (including without limitation the issuance of shares of OpCo Preferred Stock pursuant to Article I) have been duly authorized by all necessary corporate action of OpCo, and no other corporate action on the part of OpCo is required in connection herewith or therewith. This Agreement and such Transaction Agreements constitute, or when executed and delivered by OpCo will constitute, valid and binding obligations of OpCo enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, subject to general principles of equity, and except to the extent that indemnification provisions may be unenforceable due to public policy. The shares of OpCo Preferred Stock to be issued pursuant to Article I of this

Agreement have been duly and validly authorized by all necessary corporate action on the part of OpCo and, when issued in accordance with the terms hereof, will be validly issued, fully-paid and non-assessable and free and clear of any and all claims, liens or encumbrances or rights of first refusal or preemptive or similar rights.

                  (b) The execution and delivery by OpCo of this Agreement and the Transaction Agreements to which it is or will be a party does not, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby by it will not: (A) conflict with or violate any provisions of the Certificate of Incorporation or By-laws of OpCo, or the organizational documents or partnership agreements or joint venture agreements of OpCo or OpCo OP; (B) except as disclosed in Section 4.03 of the OpCo Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of OpCo or OpCo OP under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement (including, without limitation, any management or franchise agreement) or other instrument or obligation, whether written or oral, to which OpCo or OpCo OP is a party or by which OpCo or OpCo OP is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OpCo; or (C) subject to the making of the filings and obtaining the approvals identified herein, including, without limitation, all Regulatory Filings, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to OpCo or OpCo OP or require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Material Adverse Effect on OpCo.

         Section 4.04. Investment Banking; Brokerage. There are no claims for
         ------------  -----------------------------
investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of OpCo or OpCo OP except that OpCo has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor in connection with the transactions contemplated by this Agreement.

         Section 4.05. Litigation. There is no litigation or governmental or
         ------------  ----------
administrative proceeding or investigation pending or, to the best knowledge of OpCo, threatened against OpCo or OpCo OP or affecting any of their respective properties or assets, or against any of their respective officers, directors, stockholders, professional employees or other key employees which would be reasonably expected to have a Material Adverse Effect on OpCo, or which would be reasonably likely to call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby; nor, to the best knowledge of OpCo, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted.

         Section 4.06. OpCo SEC Filings. Each of the forms, reports, schedules,
         ------------  ----------------
registration statements and definitive proxy statements (collectively, the "OpCo SEC Filings") filed by OpCo with the SEC (as such documents have been amended prior to the date hereof) since and including the Annual Report on Form 10-K of OpCo for its fiscal year ended December 31, 1996, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act, the Regulations, the Exchange Act, and the rules and regulations thereunder. The consolidated financial statements of OpCo and its subsidiaries included in such reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the respective consolidated financial position of OpCo and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 4.07. Reservation of OpCo Common Stock. OpCo has reserved for
         ------------  --------------------------------
issuance upon conversion of the OpCo Preferred Stock pursuant to the Certificate of Designations the number of shares of its common stock required to be issued upon such conversion ("OpCo Conversion Stock"), and the OpCo Conversion Stock issuable upon conversion will be, when issued in accordance with the Certificate of Incorporation, as amended, duly and validly authorized and issued, fully paid and nonassessable.

         Section 4.08. Absence of Certain Developments. Except as contemplated
         ------------  -------------------------------
by this Agreement, as disclosed in the OpCo SEC Filings filed by OpCo with the SEC prior to the date hereof, or as set forth in Section 4.08 of the OpCo Disclosure Schedule, since December 31, 1996, (i) OpCo has conducted its business only in the ordinary course, consistent with past practice, except where the failure to so conduct its business in the ordinary course would not be reasonably expected to have a Material Adverse Effect on OpCo, and (ii) there has not occurred or arisen any event that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on OpCo other than any developments that generally affect the industry in which OpCo operates.

         Section 4.09. Related Party Transactions. Set forth in the OpCo SEC
         ------------  --------------------------
Filings and/or Section 4.09 of the OpCo Disclosure Schedule is a list of all arrangements, agreements and contracts entered into by OpCo (which are or will be in effect as of or after the date hereof) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of OpCo, any relative of any of the foregoing or any entity of which OpCo is an affiliate.

         Section 4.10. Information Supplied to CHCI. OpCo has supplied CHCI with
         ------------  ----------------------------
all information and documents requested in writing by CHCI and its representatives in connection with their due diligence review of OpCo and OpCo OP. Neither the representations and warranties and other information contained in this Agreement nor the information contained in the Exhibits, the Disclosure Schedule or the Schedules hereto or to any document delivered by or on behalf of OpCo pursuant to or in connection with this Agreement or the transactions contemplated hereby, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         Section 4.11. Tax Matters. OpCo has timely filed all material Tax
         ------------  -----------
Returns required to be filed by or on behalf of OpCo through the date hereof, and each such Tax Return was complete and correct in all material respects. OpCo has paid or caused to be paid all Taxes required to be paid through the date hereof whether disputed or not except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which OpCo is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Neither the IRS nor any other governmental authority is now asserting or, to the best knowledge of OpCo, threatening to assert against OpCo any deficiency or claim for additional Taxes. Except as set forth in Section 4.11 of the Disclosure Schedule, there has not been any audit of a Tax Return filed by OpCo. Except as set forth in Section
4.11 of the Disclosure Schedule, no waiver or agreement by OpCo is in force for the extension of time for the assessment or payment of any Taxes. OpCo has not received notice of any claim made by an authority in a jurisdiction where OpCo does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests recorded or asserted on any of the assets of OpCo that arose in connection with any failure (or alleged failure) to pay any Tax. Notwithstanding any provision of this Section 4.11 to the contrary, the representations provided in this Section 4.11, to the extent they relate to taxable periods beginning prior to the merger of Patriot American Hospitality, Inc., a Virginia corporation, into REIT, are made only to the best knowledge of OpCo.

         Section 4.12. Net Worth. As of the date of this Agreement, OpCo had
         ------------  ---------

positive net worth.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF REIT.
---------  --------------------------------------

         Section 5.01. Making of Representations and Warranties; Certain
         ------------  -------------------------------------------------
                       Definitions.
                       -----------

                  (a) As a material inducement for CHCI to enter into this Agreement and consummate the transactions contemplated hereby, REIT hereby makes to it as of the date hereof the representations and warranties contained in this
Article V.

                  (b) For purposes of this Agreement, references to (i) the "REIT Disclosure Schedule" shall mean the disclosure schedule delivered by REIT under this Agreement to

CHCI; (ii) a "Material Adverse Effect on REIT" shall mean a material adverse effect on the properties, assets, business, condition (financial or otherwise) or results of operations of REIT; and (iii) the "knowledge" or "best knowledge" of REIT or words of similar meaning shall be deemed to refer to actual knowledge of any executive officer of REIT.

     Section 5.02. Organization and Corporate Power.
     ------------  --------------------------------

           (a) REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or registered as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which it is required to be so licensed or qualified to conduct its businesses or own its properties, except where the failure to so qualify or register would not reasonably be expect to have a Material Adverse Effect on REIT. REIT has all requisite corporate power and authority to own its properties and conduct its business as presently conducted. REIT is not in violation of any term of its Certificate of Incorporation or By-laws.

           (b)     Patriot American Hospitality Partnership, L.P. ("REIT
OP") is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has the partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on OpCo. REIT OP is classified as a partnership for federal income tax purposes.

           (c) Neither REIT nor REIT OP is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which REIT or REIT OP or any of their respective properties or assets is subject, where such violation would reasonably be expected to have a Material Adverse Effect on REIT. REIT and REIT OP have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations, where the failure to obtain any such license, permit or authorization or to take any such action would reasonably be expected to have a Material Adverse Effect on REIT.

           (d) True and complete copies of the Certificate of Incorporation and By-laws of REIT and the organizational documents and partnership agreements (and all amendments thereto) of REIT OP have previously been delivered to CHCI.

     Section 5.03. Authority.
     ------------  ---------

           (a) REIT has full corporate power and authority to enter into this Agreement and the Transaction Agreements to be executed and delivered by it and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this

Agreement and such Transaction Agreements have been duly authorized by all necessary corporate action of REIT, and no other corporate action on the part of REIT is required in connection herewith or therewith. This Agreement and such Transaction Agreements constitute, or when executed and delivered by REIT will constitute, valid and binding obligations of REIT enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, subject to general principles of equity and except to the extent that indemnification provisions may be unenforceable due to public policy.

           (b) The execution and delivery by REIT of this Agreement and the Transaction Agreements to which it is or will be a party does not, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby by it will not: (A) conflict with or violate any provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of REIT or the organizational documents or partnership agreements or joint venture agreements of REIT or REIT OP; (B) except as disclosed in Section 5.03 of the REIT Disclosure Schedule, violate, or conflict with or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of REIT or REIT OP under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement (including, without limitation, any management or franchise agreement) or other instrument or obligation, whether written or oral, to which REIT or REIT OP is a party or by which REIT or REIT OP is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on REIT; or (C) subject to the making of the filings and obtaining the approvals identified herein, including, without limitation, all Regulatory Filings, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to REIT, or require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Material Adverse Effect on REIT.

     Section 5.04. Investment Banking; Brokerage. There are no claims for
     ------------  -----------------------------
investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of REIT or REIT OP.

     Section 5.05. Litigation. There is no litigation or governmental or
     ------------  ----------
administrative proceeding or investigation pending or, to the best knowledge of REIT, threatened against REIT or REIT OP or affecting any of their respective properties or assets, or against any of their respective officers, directors, stockholders, professional employees or other key employees which would reasonably be expected to have a Material Adverse Effect on REIT, or which would be reasonably likely to call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby; nor, to the best knowledge of REIT, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted. To the best knowledge of REIT, no claim has been asserted against REIT for renegotiation or price redetermination of any business transaction.

     Section 5.06. REIT SEC Filings. Each of the forms, reports, schedules,
     ------------  ----------------
registration statements and definitive proxy statements (collectively, the "REIT SEC Filings") filed by REIT with the SEC (as such documents have been amended prior to the date hereof) since and including the Annual Report on Form 10-K of REIT for its fiscal year ended December 31, 1996, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act, the Regulations, the Exchange Act, and the rules and regulations thereunder. The consolidated financial statements of REIT and its subsidiaries included in such reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the respective consolidated financial position of REIT and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     Section 5.07. Reservation of REIT Common Stock. REIT has reserved for
     ------------  --------------------------------
issuance upon conversion of the OpCo Preferred Stock pursuant to the Certificate of Designations the number of shares of its common stock required to be issued upon such conversion ("REIT Conversion Stock"), and the REIT Conversion Stock issuable upon conversion will be, when issued in accordance with REIT's Certificate of Incorporation, as amended, duly and validly authorized and issued, fully paid and nonassessable.

     Section 5.08. Absence of Certain Developments. Except as contemplated
     ------------  -------------------------------
by this Agreement, as disclosed in the REIT SEC Filings filed by OpCo with the SEC prior to the date hereof, or as set forth in Section 5.08 of the REIT Disclosure Schedule, since December 31, 1996, (i) REIT has conducted its business only in the ordinary course, consistent with past practice, except where the failure to so conduct its business in the ordinary course would not be reasonably expected to have a Material Adverse Effect on REIT, and (ii) there has not occurred or arisen any event that, individually or in the aggregate, would not be reasonably expected to have a REIT Material Adverse Effect on REIT other than any developments that generally affect the industry in which REIT operates.

     Section 5.09. Related Party Transactions.  Set forth in the REIT SEC
     ------------  --------------------------
Filings and/or Section 5.09 of the REIT Disclosure Schedule is a list of all arrangements, agreements and contracts entered into by REIT (which are or will be in effect as of or after the date hereof) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of REIT, any relative of any of the foregoing or any entity of which REIT is an affiliate.

     Section 5.10. REIT Status. For its taxable year ended December 31, 1993
     ------------- -----------
and at all times thereafter up to the date of this Agreement, REIT has qualified to be treated as a real estate investment trust within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code.

     Section 5.11. Information Supplied to CHCI. REIT has supplied CHCI with
     ------------  ----------------------------
all information and documents requested in writing by CHCI and its representatives in connection with their due diligence review of REIT and REIT OP. Neither the representations and warranties and other information contained in this Agreement nor the information contained in the Exhibits, the Disclosure Schedule or the Schedules hereto or to any document delivered by or on behalf of REIT pursuant to or in connection with this Agreement or the transactions contemplated hereby, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


ARTICLE VI.  COVENANTS OF CHCI.
----------   -----------------

     Section 6.01. Consents and Approvals. CHCI will use its reasonable best
     ------------  ----------------------
efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of CHCI under this Agreement, including, without limitation, (i) the consents and approvals described in Section 3.03 of the Disclosure Schedule, which applicable consents shall cover the transfer of assets into OpCo OP in good faith for valid business purposes, and (ii) the Regulatory Filings; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process. CHCI will cooperate in all reasonable respects with OpCo with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section
12.05 hereof unless prohibited by law. CHCI shall use its reasonable best efforts to make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by it prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the Regulatory Filings, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 12.05 hereof; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process. CHCI shall (i) furnish to OpCo copies of all filings and such necessary information and assistance as may be requested by OpCo in connection with its preparation of required filings or submissions to any governmental agency and
(ii) as promptly as practicable
upon CHCI becoming aware of any inquiries made of it or any CHCI Subsidiary by any federal, state or local agency or authority with respect to this Agreement or the transactions contemplated hereby, shall give detailed written notice thereof to OpCo and shall use its reasonable best efforts to update OpCo of the status of such inquiries.

     Section 6.02. Gaming Regulatory Filings. CHCI shall make all Gaming
     ------------  -------------------------
Regulatory Filings, and shall use its reasonable best efforts to obtain or cause to be obtained prior to the Closing Date all necessary approvals of the Gaming Regulatory Filings from the Gaming Regulatory Authorities (the "Gaming Regulatory Approvals") as soon as practicable; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process.

     Section 6.03. Conduct of Hospitality Business. Between September 1,
     ------------  -------------------------------
1997 and the Closing Date, CHCI shall do, and CHCI shall cause the CHCI Subsidiaries to do the following, unless OpCo shall otherwise consent in writing, except as otherwise contemplated by this Agreement or any Transaction Agreement or except as OpCo shall do directly or otherwise request or direct CHCI or the CHCI Subsidiaries:

           (a) conduct the Post-September 1 Hospitality Business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices and refrain from incurring any liability or obligation except for (i) liabilities or obligations incurred in the ordinary course of business necessary and incident to the conduct of the Hospitality Business, (ii) liabilities or obligations which will not be assumed by OpCo by operation of law or otherwise following the Merger and
(iii) the obligations of CHCI under the Credit Agreement which may not be paid from Post-September 1 Hospitality Revenues;

           (b) refrain from using Post-September 1 Hospitality Revenues to pay any liabilities or obligations of CHCI and the CHCI Subsidiaries, other than liabilities or obligations of the Post-September 1 Hospitality Business incurred or accrued in the ordinary course of business after September 1, 1997;

           (c) refrain from making any purchase, sale or disposition of any asset relating to the Post-September 1 Hospitality Business other than in the ordinary course of business, from purchasing or selling any capital asset costing more than $5,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets relating to the Post-September 1 Hospitality Business;

           (d) refrain from making any amendment, modification or change to, or entering into, or terminating any management contract or other similar arrangement relating to the management and operation of hotels, operating agreement, development agreement, lease, or any other material contractual obligation or arrangement which pertain to its properties and assets, other than
(i) changes which do not materially affect the terms of the contract made in the ordinary course of business or in connection with the Merger or to obtain a consent necessary for the Merger and (ii) any such items that result in an adjustment of Aggregate Consideration pursuant to Section 1.04;

           (e) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business consistent with past practice or except where such liability shall not be assumed by OpCo;

           (f) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than (i) organizational restructuring which does not materially affect the Post-September 1 Hospitality Business on a consolidated basis, (ii) changes required by the Spin Off, and
(iii) short-term investments in the ordinary course of business;

           (g) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of the capital stock of CHCI except pursuant to the Spin Off, or except in connection with the payment of severance obligations to employees of CHCI or its subsidiaries, the cancellation or discharge of currently outstanding stock options or the Spin Off, (i) making any direct or indirect redemption, purchase or other acquisition of the capital stock of CHCI or options with respect thereto, (ii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of CHCI of any class thereof or (iii) entering into any agreement or commitment with respect to any of the foregoing;

           (h) use its reasonable best efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers, lessees and others having business relations with it; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process;

           (i) provide (i) monthly financial statements relating to the Post-September 1 Hospitality Business from and after September 1, 1997, including a monthly statement of assets and liabilities prepared in substantially the same format and with the same line items as the Phase I Hospitality Assets and Liabilities Schedule and a monthly income statement, as soon as practicable but not later than 30 days after the last day of each month and (ii) quarterly financial statements meeting the requirements set forth in
Section 3.06 hereof as soon as practicable but not later than 45 days after the last day of each quarter;

           (j) promptly advise OpCo of any material litigation, arbitration, condemnation or administrative hearing concerning or affecting the Property of which CHCI obtains actual knowledge;

           (k) (i) prepare and timely file with the relevant Taxing Authority all material Tax Returns and reports ("Post-Signing Returns") required to be filed which include any of CHCI or the CHCI Subsidiaries, on a basis materially consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar tax items have been filed and in a manner that does not unreasonably accelerate deductions or defer income, (ii) timely pay all Taxes due and payable, or establish reserves therefor in the books and records of the Company in accordance with generally accepted accounting principles and consistent with past practice, (iii) promptly notify OpCo of any action, suit, proceeding, claim or audit pending against or with respect to CHCI, Gaming Spinco or any CHCI Subsidiary in respect of any Taxes where there is a reasonable possibility of a determination or decision which would materially increase the Tax liabilities, or materially decrease the Tax attributes, of any of CHCI and the CHCI Subsidiaries for any taxable period ending on or after September 1, 1997, and (iv) not, without the prior written consent of OpCo, change any of the material Tax elections, accounting methods, conventions or principles which relate to CHCI or any of the CHCI Subsidiaries (except to the extent they relate solely to Gaming Spinco);

           (l) refrain from taking any action prior to the Effective Time that would disqualify the Merger as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code.

     Section 6.04. Breach of Representations and Warranties. As promptly as
     ------------  ----------------------------------------
practicable, upon CHCI becoming aware of any breach, or the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known prior to the date hereof, of any of the representations and warranties of CHCI contained in this Agreement, individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect on CHCI (disregarding for such purposes all materiality and knowledge qualifiers in the individual representations and warranties of CHCI contained in this Agreement), CHCI shall give detailed written notice thereof to OpCo and shall use its reasonable best efforts to prevent or promptly remedy the same; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process.

     Section 6.05. Access; Confidentiality.
     ------------  -----------------------

           (a) At any time prior to the termination of this Agreement, upon reasonable notice from OpCo, CHCI shall, and shall cause the CHCI Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of OpCo, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and shall permit such persons to make such inspections as they may reasonably require and, during such period, CHCI shall, and shall cause the CHCI Subsidiaries to, furnish promptly all other information concerning its business properties, personnel and accountants as OpCo may reasonably request.

           (b) All such information shall be deemed "Evaluation Material" as such term is defined in that certain letter agreement dated February 12, 1997 (the "Confidentiality Agreement"), except as otherwise provided in such Confidentiality Agreement. The Confidentiality Agreement shall survive the termination of this Agreement.

     Section 6.06. The Spin Off. The parties hereto hereby agree and
     ------------  ------------
acknowledge that the Spin Off shall not occur unless the terms thereof are satisfactory to the Gaming Regulatory Authorities, including any revisions as may be required to the Reorganization Agreement in connection therewith, and that the Gaming Regulatory Authorities shall be provided such information and such periods of time as they may request in order to consider the Gaming Regulatory Approvals; provided, however, that any such required revisions shall not be materially adverse to the Hospitality Business or materially inconsistent with the terms of the Spin Off Term Sheet in a manner materially adverse to OpCo.

     Section 6.07. Further Action. CHCI shall, and shall cause the CHCI
     ------------  --------------
Subsidiaries to, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger and the transactions contemplated by this Agreement.

     Section 6.08. Certain Employee Matters. The parties hereto agree and
     ------------  ------------------------
acknowledge that, with respect to certain matters related to employees of CHCI, each party shall comply in all material respects with the terms set forth on
Exhibit I attached hereto (the "Employment Matters Term Sheet"), and shall
---------
perform such further acts and execute such documents as may reasonably be required in connection therewith.

     Section 6.09. Payment of Promissory Note. On or prior to the Closing
     ------------  --------------------------
Date, CHCI shall have paid or cause to be paid in cash from funds other than Post-September 1 Hospitality Revenues all outstanding amounts of principal, interest or other amounts owed under the promissory note dated October 2, 1995 issued by CHC REIT Management Corporation to Patriot American Hospitality, L.P. (now named Patriot American Hotel Notes Partnership, L.P.) in the original principal amount of $3,750,000 and which, as of the next scheduled payment date on October 25, 1997, will have an outstanding balance of principal and accrued interest equal to $4,548,186.

     Section 6.10. Use of Brand Names. CHCI agrees that from and after
     ------------  ------------------
September 30, 1997, OpCo and its affiliates shall have the right to enter into license agreements with CHCI or the applicable CHCI Subsidiary providing for the use of the "Grand Bay" and "Registry" brand names for such hotels owned or managed by OpCo or its affiliates as OpCo or its affiliates may from time to time identify, subject to CHCI's right to approve in its good faith reasonable discretion the hotel property which is the subject of such license agreement and, if OpCo or an affiliate is not both the owner and the manager thereof, the non-OpCo affiliated owner or manager, as applicable. Such license agreement shall be on customary and commercially reasonable terms including, without limitation, reasonable quality control provisions and a market rate licensing fee, which market rate licensing fee shall in no event, be more than 1% of room revenues generated by such hotel.


ARTICLE VII.  COVENANTS OF OPCO.
-----------   -----------------

     Section 7.01. Consents and Approvals. OpCo will use its reasonable best
     ------------  ----------------------
efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of OpCo under this Agreement; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process. OpCo will cooperate in all reasonable respects with CHCI and the CHCI Subsidiaries with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section
12.05 hereof unless prohibited by law. OpCo shall use its reasonable best efforts to make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by it prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, including any Regulatory Filings, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 12.05 hereof; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of money not otherwise due or ordinarily incidental to such process. OpCo shall (i) furnish to CHCI copies of all filings and such necessary information and assistance as may be requested by CHCI in connection with its preparation of required filings or submissions to any governmental agency and (ii) as promptly as practicable upon OpCo becoming aware of any inquiries made of it by any federal, state or local agency or authority with respect to this Agreement or the transactions contemplated hereby, shall give detailed written notice thereof to CHCI and shall use its reasonable best efforts to update CHCI of the status of such inquiries.

     Section 7.02. Publicity. OpCo, CHCI, and the CHCI Subsidiaries shall
     ------------  ---------
consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     Section 7.03. Tax-Free Treatment. Following the Merger, OpCo will make
     ------------  ------------------
a good faith effort to (i) continue a significant historic business of CHCI remaining after the Spin Off or use a significant portion of the historic business assets of CHCI remaining after the Spin Off in a business within the meaning of Treasury Regulation (S) 1.368-1(d) and (ii) conduct its business activities described in Exhibit J hereto in the manner set forth in
                                 ---------
such Exhibit. For purposes of this representation and covenant, the attributes and activities of OpCo shall include those of OpCo OP and its partnership or limited liability company subsidiaries.

     Section 7.04. Breach of Representations and Warranties. As promptly as
     ------------  ----------------------------------------
practicable, upon OpCo becoming aware of any breach, or the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known prior to the date hereof, of any of the representations or warranties of OpCo contained in or referred to in this Agreement, individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect on OpCo (disregarding for such purposes all materiality and knowledge qualifiers in the individual representations and warranties of OpCo contained in this Agreement), OpCo shall give detailed written notice thereof to CHCI and shall use its reasonable best efforts to prevent or promptly remedy the same; provided, however, that the use of reasonable best efforts shall not require a payment of a material amount of consideration not otherwise due or ordinarily incidental to such process.

     Section 7.05. Further Action. OpCo shall, subject to the fulfillment at
     ------------  --------------
or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger and the transactions contemplated by this Agreement.

     Section 7.06. Certain Employee Matters. The parties hereto agree and
     ------------  ------------------------
acknowledge that, with respect to certain matters related to employees of CHCI, each party shall comply in all material respects with the terms set forth on the Employment Matters Term Sheet, and shall perform such further acts and execute such documents as may reasonably be required in connection therewith.

     Section 7.07. Permitted Investments Coverage.
     ------------- ------------------------------

           (a) For a period of 15 years after the Closing Date, OpCo shall maintain not less than $150 million (the "Commitment Amount") in Permitted Investments (as hereinafter defined). OpCo agrees that all of such Permitted Investments shall be held directly by OpCo, and not by any of its subsidiaries or affiliates, and that it shall not create or allow to exist any mortgage, lien, security interest or other encumbrance on such Permitted Investments. Notwithstanding the foregoing, within ninety (90) days after the sixth anniversary of the Fiscal Quarter End (as hereinafter defined), OpCo may reduce the Commitment Amount by an amount equal to 25% of the product of (i) the Coverage Factor and (ii) the excess, if any, of Tangible Net Worth as of such sixth anniversary over Tangible Net Worth as of the first anniversary of the Fiscal Quarter End, and thereafter, within ninety (90) days after the seventh anniversary of the Fiscal Quarter End and within ninety (90) days after each anniversary of the Fiscal Quarter End thereafter, by an amount equal to 25% of the product of (i) the Coverage Factor and (ii) the excess, if any, of Tangible Net Worth (as hereinafter defined) as of such anniversary over Tangible Net Worth as of the prior anniversary, plus any unused increases in Tangible Net

Worth from such prior periods which have not been previously applied to reduce the Commitment Amount. "Fiscal Quarter End" shall mean the last day of the fiscal quarter in which the Closing occurs.

           (b) "Tangible Net Worth" shall mean, without duplication, the consolidated shareholders' equity of OpCo and its subsidiaries minus all intangible assets, in each case as determined in accordance with generally accepted accounting principles consistently applied.

           (c) "Permitted Investments" shall mean demand loans issued by REIT in favor of OpCo, other forms of financial support from REIT in favor of OpCo reasonably satisfactory to CHCI on or prior to the Closing Date, or Cash Equivalents. OpCo agrees that it will not amend any of the terms of such demand loans or other forms of financial support and that it will enforce its rights thereunder to the full extent permitted by the terms thereof. "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition,
(iii) commercial paper issued by any Approved Lender or by the parent company of any Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

           (d) "Coverage Factor" shall mean (i) 1.0 if the Fixed Charges Coverage Ratio on a trailing last twelve months basis is 1.75 or higher, (ii)
0.8 if the Fixed Charges Coverage Ratio on a trailing last twelve months basis is less than 1.75 but greater than or equal to 1.50, and (iii) 0.0 if the Fixed Charges Coverage Ratio is less than 1.50.

           (e) "Fixed Charges Coverage Ratio" shall mean, for any test period, the ratio of (i) EBITDA (as hereinafter defined) for such period, to
(ii) the sum of (x) total consolidated interest expense (including capitalized interest) paid or accrued for such period, in each case determined in conformity with generally accepted accounting principles consistently applied and (y) total preferred stock dividends paid or accrued by OpCo or its subsidiaries (other than dividends from any such subsidiaries to OpCo or any other subsidiary) during such period. "EBITDA" shall mean, for any period, the consolidated net income of OpCo and its subsidiaries for such period, plus (a) the sum of the following amounts determined in accordance with generally accepted accounting principles consistently applied to the extent deducted from revenues in the determination of such net income: (i) depreciation expense, (ii) amortization and other non-cash charges, (iii) interest expense, (iv) income tax expense and (v) extraordinary losses, less (b) extraordinary, unusual or non-recurring gains determined in conformity with generally accepted accounting principles consistently applied, to the extent included in the determination of such net income.


ARTICLE VIII.  CONDITIONS.
------------   ----------

     Section 8.01. Conditions to OpCo's Obligation to Effect the Merger. The
     ------------  ----------------------------------------------------
obligation of OpCo to consummate the transactions contemplated by this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any or all of which, except the condition in Section 8.01(a), may be waived, in whole or in part, by OpCo, to the extent permitted by applicable law:

          (a)  Spin Off. CHCI shall have consummated the Spin Off in accordance
               --------
with the Reorganization Agreement.

          (b)  HSR Act. The waiting period applicable to consummation of the
               -------
Merger under the HSR Act, if applicable, shall have expired or been terminated.

     Section 8.02. Conditions to CHCI's Obligation to Effect the Merger. The
     ------------  ----------------------------------------------------
obligation of CHCI to effect the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of the following conditions, any or all of which, except the condition set forth in Section 8.02(b), may be waived, in whole or in part, by CHCI, to the extent permitted by applicable law:

          (a)  Stockholder Approval. This Agreement, the Transaction Agreements,
               --------------------
and the transactions contemplated hereby and thereby shall have been approved by the requisite vote of the Stockholders (the "Stockholder Approval").

          (b)  Spin Off. CHCI shall have consummated the Spin Off in accordance
               --------
with the Reorganization Agreement.

          (c)  HSR Act. The waiting period applicable to consummation of the
               -------
Merger under the HSR Act, if applicable, shall have expired or been terminated.

          (d)  Registration Rights Agreement. OpCo shall have executed
               -----------------------------
Registration Rights Agreements in favor of the Stockholders having terms substantially as set forth in the Registration Rights Term Sheet attached hereto as Exhibit K.
   ---------

          (e)  Opinion of Counsel. At the Closing, CHCI shall have received the
               ------------------
opinion of Goodwin, Procter & Hoar LLP in substantially the form of Exhibit L
                                                                    ---------
hereto.


ARTICLE IX.  TERMINATION OF AGREEMENT.
----------   ------------------------

     Section 9.01. Termination. Subject to the provisions of Section 9.03 to the
     ------------  -----------
contrary, this Agreement may be terminated any time prior to the Closing Date with the mutual written consent of OpCo and CHCI.

     Section 9.02. Effect of Termination. All obligations of the parties
     ------------  ---------------------
hereunder shall cease upon any termination pursuant to Section 9.01, provided, however, that (i) the provisions of this Article VIII and of Sections 6.05(b) and 12.05 hereof shall survive any termination of this Agreement in any event;
(ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, provided, however, that no party shall have any liability for such material error or omission or failure to comply other than for wilful errors, omissions or failure to comply, and (iii) any party may proceed as further set forth in Section 9.03 below.

     Section 9.03. Asset Sale. Notwithstanding anything in this Agreement to the
     ------------
contrary, at the earlier to occur of (a) the final decision of any of the Gaming Regulatory Authorities denying approval of the Spin Off and (b) June 30, 1998, OpCo shall have the right to purchase from CHCI, and CHCI shall have the right to sell to OpCo or OpCo's designee, the Hospitality Assets (the "Asset Sale") for a purchase price equal to the product of (i) the aggregate number of shares of OpCo Preferred Stock deliverable pursuant to Sections 1.03 (including in respect of accrued dividends as provided therein) and 1.04 and (ii) the Current Market Price of a Paired Share at that date. Such purchase price may be paid, at OpCo's option, in cash or in Paired Shares valued at such Current Market Price, provided that such shares have been registered for issuance and sale under the Securities Act pursuant to a registration statement which has been declared effective on or prior to the Closing Date so that such Paired Shares are freely tradeable for at least ninety (90) days after issuance. In the event of an Asset Sale, OpCo and CHCI shall cooperate and use their reasonable best efforts to consummate the transaction in a manner which preserves the other economic terms of this Agreement to the greatest possible extent (except that Section 2.03 shall not be applicable). In the event that the Asset Sale has not been consummated within 90 days after the occurrence of either of the events in clause (a) or (b) above (including, in the case of clause (b), as may be extended pursuant to the next paragraph below), OpCo shall have the option to purchase for cash the Leasehold Agreements set forth in Schedule 9.03 at the values thereof set forth in such Schedule. At REIT's option, REIT may exercise OpCo's purchase rights or assume OpCo's obligation to purchase hereunder.

     Unless a final decision of any of the Gaming Regulatory Authorities denying approval of the Spin Off has been rendered as of June 30, 1998, then, for so long as CHCI is using its reasonable best efforts to obtain the consents of the Gaming Regulatory Authorities, the date in clause (b) above shall be extended until September 30, 1998 (the date, as so extended, if applicable, the "Termination Date").


ARTICLE X.  SURVIVAL; INDEMNIFICATION.
---------   -------------------------

     Section 10.01. Survival of Representations, Warranties, Etc. Subject to
     -------------  --------------------------------------------
Section 10.02, all representations, warranties, agreements, covenants and obligations herein or in any Schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by such party and shall not merge into the performance of any obligation by any party hereto until the expiration of indemnification obligations with respect thereto as provided in the applicable provision of the Stockholder Indemnification Agreement.

     Section 10.02. Survival of Certain Provisions. In addition to the items
     -------------  ------------------------------
specified in Section 10.01, the provisions of Sections 1.05, 1.11, 2.06, 6.05(b), 6.08, 7.03, 7.06, 7.07, 9.02, 11.02, 11.03, 12.04 and 12.05 shall survive the Closing.


ARTICLE XI.  CERTAIN TAX MATTERS
----------   -------------------

     Section 11.01. Defined Terms. For purposes of this Agreement, the following
     -------------  -------------
terms shall have the following meanings:

"CHCI Group" shall mean the affiliated group of corporations, within the meaning of section 1504(a) of the Code, of which CHCI is the common parent.

"Gaming Spinco Group" means Gaming Spinco and its affiliates, determined immediately after the Spin Off and the Merger.

"Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, wage withholding, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest (including the actual interest that would have accrued if there were no netting of Taxes), penalties and additions to any such tax, or additional amounts imposed by any Taxing Authority (domestic or foreign) upon the CHCI Group, the Gaming Spinco Group, the OpCo or any of their respective members or divisions or branches or affiliates.

"Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     Section 11.02. Tax Sharing Agreement. Immediately following the
     -------------  ---------------------
Contribution and Spinoff, Gaming Spinco and CHCI shall enter into a Tax Sharing Agreement in substantially the form of Exhibit M hereto.
                                       ---------

     Section 11.03. Computation of Taxes. The amount of any Tax liability for
     -------------  --------------------
which a party is liable hereunder shall be computed in a manner that is consistent with the provisions of the Tax Sharing Agreement.


ARTICLE XII.  MISCELLANEOUS.
-----------   -------------

     Section 12.01. Law Governing. This Agreement shall be governed by and
     -------------  -------------
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

     Section 12.02. Notices. Any notice, request, demand or other communication
     -------------  -------
required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt, as follows:

     To OpCo:          Patriot American Hospitality Operating Company
     -------           Tri-West Plaza
                       3030 LBJ Freeway, Suite 1500
                       Dallas, TX  75234
                       Attention: Paul A. Nussbaum, Chairman
                       Facsimile: (972) 888-8075
     with a copy to:              Goodwin, Procter & Hoar LLP
                                  Exchange Place
                                  Boston, MA 02109-2881
                                  Attn: Gilbert G. Menna, P.C.
                                  Kathryn I. Murtagh, Esq.
                                  Facsimile: (617) 523-1231

     To CHCI:                     CHC International, Inc.
     -------                      3250 Mary Street
                                  Miami, FL 33133
                                  Attn: Sherwood M. Weiser, Chairman


     or, following the Spin Off:  Gaming Spinco
                                  3250 Mary Street
                                  Miami, FL 33133
                                  Attn: Sherwood M. Weiser

     with a copy to:              Skadden, Arps, Slate, Meagher & Flom LLP
                                  300 South Grand Avenue - 34th Floor
                                  Los Angeles, CA 90071
                                  Attn: Jonathan H. Grunzweig, Esq.
                                  Facsimile: (213) 687-5600

or to such other address of which any party may notify the other parties as provided above.

     Section 12.03. Prior Agreements Superseded. This Agreement supersedes all
     -------------  ---------------------------
prior understandings and agreements among the parties relating to the subject matter hereof except as expressly provided herein.

     Section 12.04. Assignability. This Agreement shall not be assignable by
     -------------  -------------
OpCo without the prior written consent of CHCI, or assignable by CHCI without the prior written consent of OpCo. This Agreement (including without limitation the provisions of Article IX) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

     Section 12.05. Fees and Expenses. Except as set forth in Section 1.04(e),
     -------------  -----------------
OpCo shall pay its own expenses and costs associated with the preparation of this Agreement and the consummation of the transactions contemplated hereby including regulatory filing fees relative to regulatory approvals, if any, required to be obtained by OpCo, and CHCI shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that any joint filing fees shall be borne equally by OpCo and CHCI.

     Section 12.06. Captions and Gender. The captions in this Agreement are for
     -------------  -------------------
convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     Section 12.07. Execution in Counterparts. For the convenience of the
     -------------  -------------------------
parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     Section 12.08. Certain Remedies; Severability. It is specifically
     -------------  ------------------------------
understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to the aggrieved party, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach and that, in addition to any other remedy it may have, such aggrieved party shall be entitled to enforce the specific performance of this Agreement by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

     Section 12.09. Amendments; Waivers. Prior to the Closing, this Agreement
     -------------  -------------------
may not be amended or modified except by a writing duly and validly executed by CHCI and OpCo. After the Closing, the surviving provisions of this Agreement may not be amended or modified except by a writing duly and validly executed by Sherwood M. Weiser and OpCo. Any party hereto may waive any covenant or condition intended for its benefit in its discretion, but delay on the party of any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

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

     Section 12.10. Schedules. The Schedules, Exhibits and the Disclosure
     -------------  ---------
Schedules to this Agreement are a part of this Agreement as if set forth in full herein. Any reference to this Agreement or any provision hereof shall be deemed to include a reference to the Schedules hereto, Exhibits hereto and the Disclosure Schedules. The information included in each Schedule is hereby incorporated by reference into each other Schedule hereto, so that each representation and warranty contained herein shall be deemed to refer to and incorporate the information contained in all Schedules.

     Section 12.11. Certain Definitions. For purposes of this Agreement,
     -------------  -------------------
references to a "Person" shall mean an individual, a corporation, an association, an estate, a trust, a partnership or any other entity or organization.

                                  [END OF TEXT]

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

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date set forth above.

                                             OPCO:
                                             ----

                                             PATRIOT AMERICAN HOSPITALITY
                                             OPERATING COMPANY
ATTEST:


By: /s/ M.G. Moffatt                         By: /s/ Leslie Ng
    ---------------------------                  ---------------------------
    Name: M.G. Moffatt                           Name:  Leslie Ng
                                                 Title: Senior Vice President

                                             REIT:
                                             ----

                                             PATRIOT AMERICAN HOSPITALITY,
                                             INC.
ATTEST:


By: /s/ M.G. Moffatt                         By: /s/ William W. Evans III
    ---------------------------                  ---------------------------
    Name: M.G. Moffatt                           Name:  William W. Evans
                                                 Title: President


                                             CHCI:
                                             ----

                                             CHC INTERNATIONAL, INC.
ATTEST:


By: /s/ M.G. Moffatt                         By: /s/ Sherwood M. Weiser
    ---------------------------                  ---------------------------
    Name: M.G. Moffatt                           Name:  Sherwood M. Weiser
                                                 Title: Chairman and CEO




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